Exhibit 10.1

CREDIT AGREEMENT

Dated as of January 25, 2011

among

FLORIDA EAST COAST RAILWAY CORP.,

FLORIDA EAST COAST RAILWAY, L.L.C.,

and

FEC HIGHWAY SERVICES, L.L.C.,

as Borrowers,

THE LENDERS

FROM TIME TO TIME PARTIES HERETO

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH

as Sole Lead Arranger and Sole Bookrunner

TABLE CONTENTS

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Page

13.20	USA PATRIOT Act	135

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SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Closing Date Mortgaged Properties
Schedule 1.1(c)	Surplus Rolling Stock
Schedule 6.3	Local Counsel Jurisdictions
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.19	Labor Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.10	Closing Date Affiliate Transactions

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Guarantee
Exhibit C	Form of Perfection Certificate
Exhibit D	Form of Perfection Certificate Supplement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Mortgage

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CREDIT AGREEMENT, dated as of January 25, 2011, among FLORIDA EAST COAST RAILWAY CORP., a Delaware corporation (the “Company”), FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company (“FECR”), and FEC HIGHWAY SERVICES, L.L.C., a Florida limited liability company (“FECHS” and together with the Company and FECR, collectively, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”); and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and Letter of Credit Issuer (in such capacity, the “Letter of Credit Issuer”) and Merrill Lynch, Pierce, Fenner & Smith, as sole lead arranger and sole bookrunner.

The parties hereto hereby agree as follows:

SECTION 1 Definitions and Related Matters

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Priority Collateral” shall mean the assets securing the Obligations hereunder on a first priority basis in accordance with the Intercreditor Agreement, which shall not include the Notes Priority Collateral.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans, Overadvance Loans and Protective Advances.

“ABR Margin” shall mean 2.25% per annum.

“Account” shall mean, individually and collectively, any “Account” referred to in the Security Agreement.

“Account Debtor” shall mean any Person obligated on an Account.

“Account Reserves” shall mean any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Dilution Reserves, and reserves for Liens on Eligible Accounts ranking prior to the Lien of the Administrative Agent for the benefit of the Secured Parties) with respect to the Eligible Accounts. The Administrative Agent may, from time to time, in its Permitted Discretion, adjust

Account Reserves used in computing the Borrowing Base upon not less than one Business Day prior written notice to the Company.

“ACH” shall mean the Automated Clearing House, an electronic network for financial transactions in the United States.

“Activities” shall have the meaning provided in Section 12.2(b).

“Adjusted Eligible Billed Accounts” shall mean the excess, if any, of (a) Eligible Billed Accounts over (b) applicable Account Reserves.

“Adjusted Eligible Car Hire Accounts” shall mean the excess, if any, of (a) Eligible Car Hire Accounts over (b) applicable Account Reserves.

“Adjusted Eligible Unbilled Accounts” shall mean the excess, if any, of (a) Eligible Unbilled Accounts over (b) applicable Account Reserves.

“Adjusted Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by the Company and the Restricted Subsidiaries during such Test Period (other than the unfinanced portion of Port of Miami Project Capital Expenditures) minus taxes paid in cash or required to be paid in cash during such Test Period (net of cash refunds received during such Test Period) to (b) Fixed Charges for such Test Period, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis.

“Administrative Agent” shall mean Bank of America, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 300 Galleria Parkway, Suite 800, Atlanta, GA 30339, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of the Closing Date, between the Administrative Agent and the Borrowers.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agent’s Group” shall have the meaning provided in Section 12.2(b).

“Agreement” shall mean this Credit Agreement.

“Amtrak” shall mean the passenger rail operator known as “Amtrak”.

“Anti-Terrorism Laws” shall have the meaning provided in Section 8.21(a).

“Applicable Law” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Credit Exposure at that time).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F.

“Authorized Officer” shall mean the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer or any comparable senior officer of any Borrower designated as such in writing to the Administrative Agent by the Company.

“Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Total Commitment less Commitment Reserves and (ii) the Borrowing Base minus (b) the Total Credit Exposure.

“Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Blockage Notice” shall mean a notice pursuant to which the Administrative Agent exercises its right under a Deposit Account Control Agreement.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowers” shall have the meaning provided in the preamble to this Agreement and shall include any Domestic Subsidiary joining this Agreement as a borrower by execution and delivery of a Joinder Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of a Protective Advance from the Administrative Agent on a given date, and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Borrowing Base” shall mean, at any time, (a) the product of 85% multiplied by the amount of Adjusted Eligible Billed Accounts at such time, plus (b) the product of 65% multiplied by the sum of (i) the amount of Adjusted Eligible Unbilled Accounts plus (ii) the amount of Adjusted Eligible Car Hire Accounts at such time, plus (c) the lesser of (i) $15,000,000, (ii) 50% of the NOLV of Eligible Rolling Stock and (iii) 95% of the net book value of Eligible Rolling Stock; provided that, prior to the receipt by the Administrative Agent of satisfactory appraisals of Rolling Stock, the amount of Borrowing Base under this clause (c) shall be $5,000,000, minus (d) Reserves. In the event that any Restricted Subsidiary joins this Agreement as a Borrower in accordance with Section 9.10(a) hereof, the applicable Borrowing Base Assets of such Subsidiary shall not be included in the calculation of the Borrowing Base until after the Administrative Agent has conducted appraisals, field audits and examinations reasonably required by it with results reasonably satisfactory to the Administrative Agent.

The amount of any Eligible Account shall be the face amount thereof net of and reduced by, in the Administrative Agent’s Permitted Discretion, without duplication and to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Borrowing Base Assets” shall mean all assets of the type that may be included in the Borrowing Base, including Accounts, Inventory and Rolling Stock, to the extent a Lien on such assets is granted to the Administrative Agent pursuant to the Loan Documents.

“Borrowing Base Certificate” shall mean a certificate, duly completed and signed by an Authorized Officer of the Company, in substantially the form of Exhibit A or another form which is reasonably acceptable to the Administrative Agent in its sole discretion.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amounts expended or capitalized under Capital Leases incurred during such period) made by the Company or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset (other than sales or dispositions of Borrowing Base Assets) to the extent purchased with the proceeds of such sale.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash” shall mean money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Dominion Period” shall mean (a) each period commencing on any date that Availability shall have been less than $7,500,000 for three (3) calendar days or $5,000,000 at any time and ending on the date that Availability shall have been at least equal to $7,500,000 for 30 consecutive calendar days, and (b) each period commencing on the occurrence of an Event of Default and ending on the date on which such Event of Default has been cured or waived.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, ACH, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.

“Cash Management Bank” shall mean any Person that at the time it enters into a Cash Management Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Securities representing 50% or more of the voting power of the total outstanding Voting Securities of Holdings;

(b) the Sponsor or its Affiliates shall cease to legally and beneficially own and control, directly or indirectly, Voting Securities representing less than 25% of the voting power of the total outstanding Voting Securities of Holdings;

(c)(i) Holdings shall cease to own, directly or indirectly, 100% of the Voting Securities of Parent or (ii) Parent shall cease to own, directly or indirectly, 100% of the Voting Securities of FECR Holdings (other than Voting Securities owned by members of management of FECR Holdings and other third parties which may not exceed 5% of the total Voting Securities of FECR Holdings), or (iii) FECR Holdings shall cease to own, directly or indirectly, 100% of the Voting Securities of the Company and each other Borrower (other than Voting Securities owned by members of management of the Company or such Borrower and other third parties which may not exceed 5% of the total Voting Securities of the Company or such Borrower, as applicable);

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of the majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Holdings; or

(e) at any time a change of control occurs under (i) the Senior Secured Note Indenture, (ii) the indenture or other document governing any Permitted Additional Secured Debt or (iii) the indenture or other document governing any Permitted Unsecured Debt.

“Closing Date” shall mean January 25, 2011, the date that conditions precedent set forth in Section 6 have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Collateral Agent” shall mean Bank of America, N.A., as the collateral agent for the Lenders under this Agreement and the other Credit Documents.

“Commitment” shall mean (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Closing Date is $30,000,000.

“Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level I Status	0.75%
Level II Status	0.50%

“Commitment Reserve” shall mean all Reserves other than reserves for overhaul and maintenance expenses with respect to Rolling Stock.

“Commitment Utilization Percentage” shall mean, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Total Credit Exposure and (b) the denominator of which is the Total Commitment.

“Communications” shall have the meaning provided in Section 13.19(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Concentration Account” shall have the meaning provided in Section 9.16(b)(i).

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication) (a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus, (b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any equity offering, Investment permitted hereunder, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), including Transaction Expenses, and deducted in computing Consolidated Net Income, plus (e) the amount of all restructuring charges not in excess of $2,500,000 deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, all only to the extent reasonable and supported by documentation acceptable to the Administrative Agent, plus (f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (g) any net loss (or minus any net gains) resulting from currency exchange risk Hedge Agreements, plus (h) foreign exchange loss (or minus any gain) on debt, plus (i) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates in an aggregate amount not in excess of $2,000,000 for such period, plus (j) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus (k) the amount of any non-cash dividends paid in respect of preferred stock to the extent such amounts were deducted in calculating Consolidated Net Income, less (l) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-

cash interest expense attributable to the movement in the mark to market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees), and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less (c) interest income for such period.

“Consolidated Net Income” shall mean, with respect to the Company and the Restricted Subsidiaries, for any period, the aggregate of the Net Income, of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (a) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocations and new product introductions in an aggregate amount of up to $2,500,000 in any Fiscal Year) shall be excluded, (b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (c) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (d) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded, (e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (f) the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary in respect of such period, to the extent not already included therein, (g) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded, (h) any net after-tax income (loss) from the early extinguishment of Indebtedness (including under Hedge Agreements) or other derivative instruments shall be excluded, (i) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board

Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and (j) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

“Consolidated Senior Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for the Company and the Restricted Subsidiaries for such Test Period, provided that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

“Control Account” shall mean a Deposit Account or a Securities Account that is the subject of an effective Control Agreement.

“Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrowers hereunder and the Fee Letter.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, extension or amendment (to the extent such amendment increases the amount thereof) or renewal of a Letter of Credit.

“Credit Exposure” shall mean with respect to any Lender the sum of the following on such date: (i) the outstanding amount of Revolving Credit Loans of such Lender plus (ii) the Letter of Credit Exposure of such Lender plus (iii) the Swingline Exposure of such Lender plus (iv) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.

“Credit Party” shall mean each of the Borrowers and the Guarantors.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its funding obligations under this Agreement (each a “Revolving Credit Commitment Funding Obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Revolving Credit Commitment Funding Obligation hereunder, or has defaulted on any similar funding obligations under any other loan agreement or credit agreement or other similar agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Revolving Credit Commitment Funding Obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Revolving Credit Commitment Funding Obligations provided for in Section 2.14 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Revolving Credit Commitment Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Dilution” shall mean, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) deductions, credit memos, adjustments, allowances, bad debt charge-offs, discounts, profit sharing deductions or other non-cash credits that are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrowers, by (ii) such Borrower’s gross billed accounts receivable with respect to the twelve most recently ended fiscal months.

“Dilution Reserve” shall mean, as of any date, an amount sufficient to reduce the advance rate against Eligible Accounts by one-tenth of a percentage point for each one-tenth of a percentage point by which Dilution is in excess of 5.0%.

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” shall have the meaning assigned to such term in the Security Agreement.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Eligible Accounts” shall mean Eligible Billed Accounts, Eligible Unbilled Accounts and Eligible Car Hire Accounts.

“Eligible Billed Accounts” shall mean, at any time, Accounts of the Borrowers which in accordance with the terms hereof are eligible as the basis for the extension of Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Billed Accounts shall not include any Account:

(a) as to which the Collateral Agent’s Lien (for the benefit of the Secured Parties) thereon is not a first priority perfected Lien;

(b) is subject to any Lien of any other Person, other than Liens in favor of the Collateral Agent (for the benefit of the Secured Parties);

(c) that is in default; it being agreed that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of following:

(i) the Account is unpaid more than 90 days after the date of the original invoice therefor;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal or state receivership, insolvency relief or other law or laws for the relief of debtors or such Account Debtor has become insolvent or admitted in writing its inability to pay its debts as they become due; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition Accounts of such Account Debtor may be deemed Eligible Billed Accounts by and to the extent approved by the Administrative Agent, in its Permitted Discretion, on a case-by-case basis; or

(iv) the Account has been written off the books of the Borrowers or otherwise designated as uncollectible;

(d) shall be owing by a creditor or supplier or otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but whether or not owing by a creditor or supplier, ineligibility shall be limited to the amount thereof);

(e) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clauses (c)(i) or (iv) above;

(f) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds 10% of the aggregate amount of Eligible Billed Accounts of the Borrowers but only to the extent of such excess over the applicable threshold;

(g) as to which any covenant, representation, or warranty in the Credit Documents pertaining to Accounts has been breached or is not true in any material respect;

(h)(i) that does not arise from the performance of services by any Borrower in the ordinary course of its business or (ii) relates to payments of interest;

(i) with respect to which an invoice, in the form used as of the Closing Date or otherwise reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(j)(i) upon which a Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable Lien of a surety bond issuer;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) that is the obligation of an Account Debtor located in a foreign country or that is not organized in the United States unless payment thereof is assured by a letter of credit payable in U.S. dollars assigned and delivered to the Collateral Agent;

(m) which is owed in any currency other than U.S. dollars;

(n) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the applicable Borrower has complied (and delivered to the Administrative Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940, if applicable, or any other applicable federal, state, county or municipal law restricting in any material respect the assignment thereof with respect to such obligation;

(o) that arises from a sale to any director, officer, other employee, stockholder or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Borrower is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, advance payment or deposit, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) to the extent that any defense, counterclaim, deduction, setoff or dispute is asserted as to such Account;

(r) to the extent such Account is evidenced by a judgment, instrument, promissory note or chattel paper;

(s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or qualified to do business in such jurisdiction;

(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which consists of any rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment arising from any lease, license, occupancy agreement, concession or other use agreement relating to any right, title or interest of any Borrower in any real property or any fixtures, buildings or other improvements of any kind or nature located thereon or attached thereto, whether now owned or hereafter acquired arising as a result of the use of such real estate and not any services provided in connection therewith; provided, however, such rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment in an aggregate amount payable of up to $500,000 at any time may be included as Eligible Billed Accounts if they consist of receivables arising in the ordinary course of business and are otherwise Eligible Billed Accounts hereunder;

(w) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay based on such credit and collateral considerations as the Administrative Agent, in its Permitted Discretion, deems appropriate;

(x) that has not been invoiced by customary documentation and billed to the applicable Account Debtor or is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for services rendered and accepted by the applicable Account Debtor;

(y) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its Permitted Discretion, following prior written notice of such limit by the Administrative Agent to the Borrowers; or

(z) if due from carriers arising from interchange traffic, (i) the payment of which is subject to retraction or suspension by the applicable carrier or (iii) that has not been properly rated.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective one Business Day after delivery of notice thereof to the Company and the Lenders.

“Eligible Car Hire Accounts” shall mean Accounts of the Borrowers that (a) are due from other rail carriers for rental amounts with respect to car fleets, owned or operated pursuant to revenue sharing agreements disclosed in writing to the Administrative Agent, of the Borrowers located on such other rail carriers lines for the use of Borrowers’ cars, (b) are otherwise Eligible Billed Accounts, and (c) as to which systems and reporting are established by the Company to enable the Administrative Agent to confirm the amount of and applicable offsets relating to such Accounts.

“Eligible Rolling Stock” shall mean all Rolling Stock owned by the Borrowers and that (a) is in good condition and is not damaged, defective, obsolete, wornout, out of service, undergoing any overhaul (or subject to a scheduled or required overhaul within 90 days of any determination date) or otherwise unfit for use in the Borrowers’ business and has not been subject to loss or condemnation; (b) is not obsolete or unmerchantable; (c) meets all standards for use or operation imposed by any Governmental Authority; (d) conforms with the covenants and representations herein and in the other Credit Documents; (e) is subject to Administrative Agent’s duly perfected, first priority Lien, and no other Lien; (f) is within the continental United States and is not leased to any Person; (g) is suitable for use by Amtrak; (h) is not listed on Schedule 1.1(c) hereto and (i) is not subject to any contract or other agreement or arrangement that restricts such Borrower’s or Administrative Agent’s right to use or dispose of such Rolling Stock.

Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective one Business Day after delivery of notice thereof to the Company and the Lenders.

If at any time any Rolling Stock included in the Borrowing Base ceases to be owned by a Borrower by reason of a sale or disposition thereof or otherwise or is affected by a material casualty, such Rolling Stock shall be excluded from the Borrowing Base and the Borrowing Base shall be reduced in an amount equal to the NOLV of such Rolling Stock.

“Eligible Unbilled Accounts” shall mean Accounts of the Borrowers that (a) are otherwise Eligible Billed Accounts except for the fact that such Accounts have not been invoiced and billed to the applicable Account Debtor, (b) have been unbilled for less than thirty (30) days, and (c) as to which systems and reporting are established by the Company to enable the Administrative Agent to confirm that such Accounts have been invoiced and billed within thirty (30) days of creation of thereof.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Company or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional Equity Interests in such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with a Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Margin” shall mean 3.25% per annum.

“Eurodollar Rate” shall mean, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of the Reference Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Bank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8.

“Eurodollar Rate Reserve Percentage” shall mean, for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Deposit Accounts” shall mean any Deposit Account or Securities Account (i) used exclusively for payroll and withholding tax payments, (ii) that constitutes a fiduciary account containing solely funds held for the benefit of third parties (other than any Credit Party) or (iii) that is a collateral account established pursuant to the Senior Secured Note Indenture (as in effect on the date hereof); provided that the aggregate balance for all such Credit Parties in all such accounts excluded pursuant to clauses (i) and (ii) above does not exceed $2,000,000 at any time.

“Excluded Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) that is (a) an Other Connection Tax, (b) in the case of any Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender, other than as a result of a change in any Requirement of Tax Law occurring after the date such Non-U.S. Lender becomes a party to this Agreement or designates a new lending office, except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment or designation was made at the request of any Credit Party pursuant to Section 13.7; (c) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e); and (d) any Tax imposed on account of the failure of the recipient of a payment hereunder to comply with the provisions of FATCA.

“Existing Bridge Loan Agreement” shall mean the Credit Agreement, dated as of July 26, 2007, among Iron Horse Acquisition Holding LLC, Iron Horse Acquisition Sub Inc., the lenders party thereto, the subsidiary guarantors party thereto, the subsidiary borrowers party thereto, the issuing banks party thereto, Bank of America, N.A. as administrative agent and collateral agent, Bear Stearns Corporate Lending Inc., as syndication agent, Bank of America, N.A., as documentation agent and Banc of America Securities LLC, as lead arranger and sole bookrunner.

“FATCA” means Sections 1471 through 1474 of the Code.

“FEC Deliveries” means Florida East Coast Deliveries, LLC, a Florida limited liability company.

“FECR Holdings” means Florida East Coast Holdings Corp., a Florida corporation.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of the Closing Date by and among the Company, the Administrative Agent and the Sole Lead Arranger.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which (a) the Commitments shall have terminated, (b) no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero (or outstanding Letters of Credit cash collateralized (or otherwise backstopped or supported) in a manner satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer in an amount in cash equal to one hundred five percent (105%) of the Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon and fees that may accrue with respect thereto) and (c) all other Obligations (other than contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Fitch” shall mean Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.

“Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by the Company and the Restricted Subsidiaries during such Test Period minus taxes paid in cash or required to be paid in cash during such Test Period (net of cash refunds received during such Test Period) to (b) Fixed Charges for such Test Period, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” shall mean, with reference to any Test Period, without duplication, Consolidated Interest Expense that is paid in cash during such Test Period plus scheduled principal payments on Indebtedness made during such Test Period plus Restricted Payments paid in cash during such Test Period from and after the Closing Date pursuant to Section 10.6(c), (d), or (e) all calculated (i) for the Company and the Restricted Subsidiaries on a consolidated basis and (ii) on a Pro Forma Basis.

“Foreign Subsidiary” shall mean each Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”).

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Restricted Subsidiary at “fair value,” as defined therein.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean the Guaranty Agreement, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, commodity prices or any combination thereof.

“Hedge Bank” shall mean any Person that (a) at the time it enters into a Secured Hedge Agreement is a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date, in its capacity as a party to such Secured Hedge Agreement.

“Historical Financial Statements” shall mean as of the Closing Date, the consolidated financial statements of the Company and its Subsidiaries, for (a) the immediately preceding three fiscal years (which are audited) and (b) the fiscal quarter ended September 30, 2010 and the corresponding quarter of the prior fiscal year, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.

“Holdings” shall mean FECR Rail Holding, LLC, a Delaware limited liability company.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such person evidenced by bonds, debentures, notes or similar instruments, (c) the balance of the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (f) all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under Hedge Agreements and (h) without duplication, all Guarantee Obligations of such Person with respect to the obligations of another Person of a type described in clauses (a) through (g) above, provided that (i) Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business and any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (ii) for purposes of Section 11.4, the amount of any Indebtedness in respect of any Hedge Agreement at any time, shall be the amount of any required early termination payment by any Borrower or any Subsidiary at such time.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” shall have the meaning provided in Section 13.16.

“Initial Indebtedness” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property or assets; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the trustee and the collateral agent under the Senior Secured Note Indenture.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is repaid and the Maturity Date.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Inventory” shall have the meaning given to such term in the UCC.

“Investment” shall have the meaning provided in Section 10.5.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit H.

“L/C Maturity Date” shall mean the date that is ten Business Days prior to the Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender Appointment Period” shall have the meaning provided in Section 12.6(a).

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” shall have the meaning provided in the preamble to this Agreement.

“Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.

“Letter of Credit Commitment” shall mean $10,000,000, as the same may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Letters of Credit Outstanding at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean Bank of America, N.A., any of its Affiliates or any successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level I Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was less than or equal to 50%.

“Level II Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was greater than 50%.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan or Protective Advance.

“Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer the Borrowers or any Subsidiaries at such time.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties to fully and timely perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

“Maturity Date” shall mean the date that is four years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“Mezzanine Loan Documents” shall mean the loan documents evidencing the Mezzanine Loans and all security agreements, guarantees and related documents delivered in connection therewith.

“Mezzanine Loans” shall mean (a) that certain $70,000,000 loan evidenced by that certain Mezzanine Loan Agreement dated as of January 25, 2011 between FDG Mezzanine A LLC, as borrower, and AEW/FDG, LP, as lender, and (b) that certain $150,000,000 loan evidenced by that certain Parent Loan Agreement dated as of January 25, 2011 between FDG Mezzanine B LLC, as borrower, and AEW/FDG Finance, LLC, as lender.

“Minimum Availability Period” shall mean any period (a) commencing when Availability is less than $7,500,000 and (b) ending after Availability is at least $7,500,000 for a period of 30 consecutive days.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgaged Properties” means, initially, the owned real properties of the Credit Parties specified on Schedule 1.1(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.10.

“Mortgaged Property Collateral Requirements” means, with respect to any Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(a) a Mortgage on such Mortgaged Property, the priority of which and enforcement thereunder shall be subject to the Intercreditor Agreement;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Administrative Agent for the prompt recording thereof;

(c) if required by the trustee under the Senior Secured Note Documents, an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates); and

(d) an opinion of Florida counsel as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction.

“Mortgages” means any mortgage, deed of trust or other agreement entered into by the owner of a Mortgaged Property and the Administrative Agent, which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, on such Mortgaged Property, substantially in the form of Exhibit J (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Company and the Administrative Agent.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“NOLV” shall mean the net orderly liquidation value expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal performed by an appraiser and on terms satisfactory to Administrative Agent.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-U.S. Lender” shall mean a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.

“Notes Priority Collateral” shall mean the assets securing the Senior Secured Notes on a first priority basis in accordance with the Intercreditor Agreement, which shall not include the ABL Priority Collateral.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall have the meaning assigned to such term in the Security Agreement.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Assignment Taxes” shall have the meaning provided in Section 5.4(b).

“Other Connection Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Overadvance” shall have the meaning provided in Section 2.1(e).

“Overadvance Loan” shall mean an ABR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall mean FECR Rail LLC, a Delaware limited liability company.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Patriot Act” shall have the meaning provided in Section 13.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Credit Parties in the form of Exhibit C or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person by the Company or a Restricted Subsidiary; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person by the Company or a Restricted Subsidiary; provided that each of the following conditions shall be met:

(i) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;

(ii) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Credit Party and the Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of such Borrower, such actions necessary for such Person or newly formed Subsidiary to become a Credit Party set forth in Section 9.10;

(iii) such acquisition shall result in the Administrative Agent for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired or owned to the extent required by Sections 9.10 or 9.12;

(iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Restricted Subsidiaries are permitted to be engaged in under Section 10.12; and

(v) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Additional Secured Debt” shall mean any Indebtedness of the Company (other than the Senior Secured Notes) that is secured by a Lien on Notes Priority Collateral ranking pari passu with or junior to the Lien of the Senior Secured Notes; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of the Company other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) the holders of such Permitted Additional Secured Debt (or a trustee or agent authorized to act on behalf of such holders) shall have agreed in writing with the Collateral Agent to be bound by the Intercreditor Agreement on the same terms applicable to the holders of Senior Secured Notes or shall have entered into a new intercreditor agreement with the Collateral Agent having substantially the same terms as the Intercreditor

Agreement, (d) no Event of Default shall have occurred and is continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom and (e) on a Pro Forma Basis immediately after giving effect to the issuance of any Permitted Additional Secured Debt, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered is less than 3.5 to 1.0.

“Permitted Discretion” shall mean the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for similar asset-based lending transactions; provided that any standard of eligibility or reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.

“Permitted Holders” shall mean, collectively, Sponsor, its Affiliates and the Management Group.

“Permitted Investments” shall mean (a) United States dollars, (b) pounds sterling, (c) euro, or any national currency of any participating member state in the European Union, (d) Canadian dollars, (e) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (f) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (g) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, (h) repurchase obligations for underlying securities of the types described in clauses (f) and (g) entered into with any financial institution meeting the qualifications specified in clause (g) above, (i) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, (j) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (i) above, (k) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (l) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (a) through (f) above; provided that such amounts are converted into any currency listed in clauses (a) through (c) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; provided that such proceedings shall suspend the enforcement of such Liens; (b) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts (excluding Indebtedness), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any rents or deposits paid with respect to any lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries, provided that such Lien secures only the obligations of such the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1.1(c); (j) leases or subleases which do not interfere in any material respect with the business of the Company or any Restricted Subsidiary, (k) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry, (l) Permitted Senior Easements; and (m) Liens attaching to commodity trading accounts or other brokerage accounts in favor of the institution at which such account is located incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness, Disqualified Stock or preferred stock (“Refinancing Indebtedness”) incurred or issued to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness, Disqualified Stock or preferred stock (the “Initial Indebtedness”), provided that such Refinancing Indebtedness:

(a) in the case of Refinancing Indebtedness that refinances, refunds, renews or extends Indebtedness other than the Senior Secured Notes, Permitted Additional Secured Debt and Permitted Unsecured Debt, is not increased (in principal amount) above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable and reasonable premium or contractual premium required to be paid in connection with such refinancing);

(b) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (i) remaining Weighted Average Life to Maturity of the Initial Indebtedness being refunded or refinanced and (ii) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of the Initial Indebtedness then outstanding were instead due on such date one year following the maturity date of such Initial Indebtedness; provided that, (A) in the case of subclause (b)(i), such Refinancing Indebtedness shall not provide for any scheduled principal payments or prepayments prior to the Maturity Date hereunder and (B) in the case of subclause (b)(ii), such Refinancing Indebtedness shall not provide for any scheduled principal payments prior to the maturity date of the Initial Indebtedness in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Initial Indebtedness being refunded or refinanced or defeased;

(c) is subordinated in right of payment to the Obligations or any Guarantee at least to the same extent as the Initial Indebtedness to the extent such Refinancing Indebtedness refinances Initial Indebtedness that is subordinated in right of payment to the Obligations or any Guarantee

(d) must be Disqualified Stock or preferred stock, respectively, to the extent such Refinancing Indebtedness refinances Disqualified Stock or preferred stock;

(e) shall not include (i) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Credit Party that refinances Indebtedness, Disqualified Stock or preferred stock of a Credit Party; or (ii) Indebtedness, Disqualified Stock or preferred stock of any Credit Party that refinances Indebtedness, Disqualified Stock or preferred stock of any Person that is not a Credit Party; and

(f) except in the case of Refinancing Indebtedness constituting Permitted Additional Secured Debt, is not secured by a Lien on any assets of any of the Borrowers or any of the Restricted Subsidiaries other than any assets subject to a Lien securing the Initial Indebtedness.

“Permitted Sale Leaseback” shall mean any Sale Leaseback of any assets other than Borrowing Base Assets consummated by any Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that (a) with respect to any property owned as of the Closing Date, the value of such Sale Leasebacks shall not exceed $5,000,000 in the aggregate and (b) such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrowers and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $2,500,000, the board of directors of the Company (which such determination may take into account any retained interest or other investment of the Borrowers or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Senior Easements” shall mean (a) easements that burden solely, real property which is not used in the operation of a shortline railroad, (b) underground easements, (c) access, pedestrian and vehicular crossing, longitudinal driveway, public and private grade crossing and similar easements, (d) aerial easements or rights (including leases) granted in connection with communications, fiber optic or utility facilities (including easements for installation of cellular towers), (e) pylon sign and billboard easements and leases, (f) above-ground drainage or slope easements, (g) scenic and clear vision easements, (h) liens and easements given to a public utility or any municipality or governmental or other public authority when required or requested, or (i) easements, licenses, rights of way or similar encumbrances granted in the ordinary course of business; provided that in any case except clause (h), no material adverse effect on the fair market value of the property or the use of the property for railroad operations or the operation of the railroad line would result from granting such easement or other right.

“Permitted Senior Note Liens” shall mean Liens securing (a) Indebtedness evidenced by the Senior Secured Notes which Liens and Indebtedness are subject to the Intercreditor Agreement and/or (b) Permitted Additional Secured Debt which Liens and Indebtedness are subject to the Intercreditor Agreement or other intercreditor agreement required under the definition of Permitted Additional Secured Debt.

“Permitted Unsecured Debt” shall mean any Indebtedness of the Company that is not secured by the assets of the Company, any other Credit Party or any Restricted Subsidiary; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), on a Pro Forma Basis after giving effect to the issuance of such Permitted Unsecured Debt and the application of proceeds therefrom, (i) no Event of Default shall have occurred and is continuing and (ii) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least 1.25 to 1.00.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) a Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.19(b).

“Port of Miami Project Capital Expenditures” shall mean Capital Expenditures in an aggregate amount of up to $11,000,000 incurred by the Company or any of its Restricted

Subsidiaries on or prior to January 31, 2012 in connection with the construction of a railtrack and facilities ancillary thereto connecting directly to the Port of Miami, Florida.

“Potential Defaulting Lender” shall mean, at any time, a Lender (a) as to which the Administrative Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Significant Subsidiary of such Lender, (b) as to which the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender has in good faith determined and notified the Company and (in the case of the Letter of Credit Issuer or the Swingline Lender) the Administrative Agent that such Lender or its Parent Company or a Significant Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its Revolving Credit Commitment Funding Obligations under any other loan agreement or credit agreement or other similar agreement or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (a) through (c) above will be made by the Administrative Agent or, in the case of clause (b), the Letter of Credit Issuer or the Swingline Lender, as the case may be, in its reasonable discretion. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America, N.A. in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the four fiscal quarters first ending following any acquisition or disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in Consolidated EBITDA, to the extent permitted to be reflected in pro forma financial information under Rule 11.02 of Regulation S-X under the Securities Act and approved by the Administrative Agent (such approval not to be unreasonably withheld), provided that (a) so long as such net cost savings or additional net costs will be realizable at any time during such four-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such net cost savings or additional net costs will be realizable during the entire such period; (b) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication of net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA, and (c) the aggregate amount of Pro Forma Adjustments shall not exceed for any Test Period, when combined with the aggregate amount of charges, accruals or expenses added back under clause (d) or (e) of the definition of Consolidated EBITDA in such Test Period, 15% of Consolidated EBITDA for any such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Company delivered pursuant to Section 9.1(k) or setting forth the information described in clause (ii) to Section 9.1(e).

“Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:

(a) any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period (including any Pro Forma Adjustment relating thereto);

(b) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Restricted Payment, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Restricted Payment had occurred on the first day of the Relevant Test Period;

(c) any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period;

(d) any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and

(e) any applicable Pro Forma Adjustment;

provided, however, no Borrowing Base Assets of any Person (i) acquired in an Permitted Acquisition or (ii) that otherwise becomes a Restricted Subsidiary (including by designation of an Unrestricted Subsidiary as a Restricted Subsidiary by the Company) shall be included in the Borrowing Base for such pro forma determination of Availability until the Administrative Agent has conducted appraisals, field audits and examinations reasonably required by it with results reasonably satisfactory to the Administrative Agent.

“Protective Advance” shall have the meaning assigned to such term in Section 2.1.

“Real Estate” shall have the meaning given to that term in Section 9.1(i).

“Reference Bank” shall mean Bank of America, N.A.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation Z” shall mean Regulation Z of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment on, into, through, or out of any property, facility or equipment.

“Report” shall mean reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the Total Commitment at such date or, if the Total Commitment has been terminated, Lenders having a majority of the Total Credit Exposure at such date.

“Required Supermajority Lenders” shall mean, at any date, Lenders having Commitments representing at least 66 2/3% of the Total Commitment at such date or, if the Total Commitment has terminated, having at least 66 2/3% of the Total Credit Exposure at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requirement of Tax Law” shall mean any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.

“Reserves” shall mean any and all reserves (other than Account Reserves) which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Credit Party, reserves for Secured Hedge Agreements and Secured Cash Management Agreements, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, reserves for taxes, fees, assessments and other governmental charges, reserves for the aggregate amount of liabilities at any time (i) secured by Liens upon Collateral that are senior to Administrative Agent’s Liens or (ii) for which the Administrative Agent and Lenders may be obligated to third parties in connection with this Agreement) with respect to the Collateral or any Credit Party, and reserves for overhaul or maintenance expenses with respect to Rolling Stock. The Administrative Agent may, in its Permitted Discretion, adjust Reserves upon not less than one Business Day prior written notice to the Company.

“Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

“Restricted Foreign Subsidiary” shall mean any Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such equity interests in the Company or any Subsidiary, other than dividends or distributions by a Subsidiary payable to the Company or any Wholly-Owned Subsidiary that is a Credit Party and, in the case of a dividend or distribution by a Subsidiary that is not a Wholly-Owned Subsidiary, to any other holder of its Equity Interests, so long as the Company or a Wholly-Owned Subsidiary that is a Credit Party receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interest ownership, (b) designation of any Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the sum of (i) the fair market value of the assets of such designated Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to the Company or any Restricted Subsidiary immediately prior to such designation), all calculated, except as set forth in the parenthetical to clause (b), on a consolidated basis in accordance with GAAP and (c) any Investment in an Unrestricted Subsidiary (which shall be deemed to be a

Restricted Payment in an amount equal to the fair market value of such Investment at the time of such Investment).

“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Commitment Funding Obligation” shall have the meaning assigned to such term in the definition of “Defaulting Lender.”

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(a).

“Rolling Stock” shall mean railroad trailers, locomotives, chassis, freight cars and passenger cars.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which any Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(e).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Cash Management Bank.

“Secured Cash Management Obligations” shall mean all obligations and liabilities owing to a Cash Management Bank under Secured Cash Management Agreements, limited, in the case of any Cash Management Bank other than Bank of America and its Affiliates, to the extent and up to the maximum amount specified by such Cash Management Bank in a Secured Related Obligation Notice, which amount may be established or increased (by delivery of a Secured Related Obligation Notice from time to time) as long as no Default or Event of Default exists and establishment of a Reserve for such amount and all other Secured Related Obligations would not result in an Overadvance.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Hedge Bank.

“Secured Hedge Obligations” shall mean all obligations and liabilities owing to a Hedge Bank under Secured Hedge Agreements to the extent and up to the maximum amount (in the case of any Hedge Bank other than Bank of America and its Affiliates) specified by such Hedge Bank in a Secured Related Obligation Notice, which amount may be established or increased (by delivery of a Secured Related Obligation Notice from time to time) as long as no Default or Event of Default exists and establishment of a Reserve for such amount and all other Secured Related Obligations would not result in an Overadvance.

“Secured Related Obligations” shall mean Secured Cash Management Obligations and/or Secured Hedge Obligations.

“Secured Related Obligation Notice” shall mean written notice to the Administrative Agent from the applicable Hedge Bank or Cash Management Bank of the creation of or increase in any Secured Related Obligation which notice shall include a statement of the maximum amount of such Secured Related Obligation and a reasonably detailed description of the method of calculation thereof. The Administrative Agent shall be deemed not to have knowledge of any Secured Related Obligation unless and until it has received such written notice thereof from the applicable Hedge Bank or Cash Management Bank.

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Securities Account” shall have the meaning assigned to such term in the Security Agreement.

“Securities Account Control Agreement” shall have the meaning specified in the Security Agreement.

“Security Agreement” shall mean the Security Agreement entered into by the Borrowers, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit E.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) the Mortgages, (e) the Mortgage Property Collateral Requirements, and (f) each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.10, 9.12 or 9.16 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any guarantee or other right in respect thereof.

“Senior Secured Note Indenture” shall mean the Indenture dated as of the Closing Date, among the Company, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Secured Notes are issued.

“Senior Secured Notes” shall mean the Company’s 8 1/8% Senior Secured Notes due 2017 issued on the Closing Date in the aggregate principal amount of $475,000,000.

“Settlement Report” shall mean a report delivered by Administrative Agent to Lenders summarizing the Loans and Letter of Credit Outstandings as of a given settlement date, allocated to Lenders in accordance with their Applicable Percentages.

“Sole Lead Arranger” shall mean Merrill Lynch, Pierce, Fenner & Smith, as the sole lead arranger for the Lenders under this Agreement and the other Credit Documents.

“Solvent” shall mean, with respect to the Company and its Restricted Subsidiaries, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of the Company’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Company’s and its Restricted Subsidiaries’ present assets; (ii) the Company’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (iii) the Company and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Company and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Subsidiary” shall mean, at any date of determination (a) any Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Company and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Company and the Subsidiaries for such period, in each case determined in accordance with GAAP or (b) any Subsidiary when such Subsidiary’s total assets or gross revenues, as applicable, is aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an event described in Section 11.5, would constitute a Specified Subsidiary under clause (a) above.

“Sponsor” shall mean Fortress Investment Group LLC.

“Stated Amount” of any Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Company as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status shall become effective as of the end of each fiscal quarter of the Company.

“Subordinated Indebtedness” means Indebtedness, Disqualified Stock or preferred stock, all of which is subordinated to the Obligations and all Guarantees on terms acceptable to the Administrative Agent.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than (i) FECR Deliveries, (ii) a Domestic Subsidiary that is a Borrower or (iii) a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) on the Closing Date and (b) each Restricted Domestic Subsidiary (other than a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Swingline Exposure” shall mean, with respect, to any Lender at any time, such Lender’s Applicable Percentage of the outstanding Swingline Loans at such time.

“Swingline Lender” shall mean Bank of America, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any Borrowing of ABR Loans funded with Administrative Agent’s funds pursuant to Section 2.1(b), until such Borrowing is settled among Lenders or repaid by Borrowers.

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is ten (10) Business Days prior to the Maturity Date.

“Taxes” shall mean any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Loan Agreement” shall mean the Amended and Restated Credit Agreement dated as of the Closing Date by and among Florida East Coast Industries, Inc., as parent borrower, Iron Horse Acquisition Holding LLC, and Parent., as guarantors, the subsidiary borrowers party thereto, the subsidiary guarantors party thereto, Bank of America, N.A., as administrative agent and collateral agent, and the other lenders party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and book manager.

“Term Loan Documents” shall mean the Term Loan Agreement and all other instruments, agreements and other documents evidencing the Term Loans or providing for any Guarantee or other right in respect thereof.

“Term Loans” shall mean the loans made pursuant to the Term Loan Agreement in an aggregate principal amount of $140,000,000.

“Termination Date” shall mean the date on which (a) the Commitments shall have terminated, (b) no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero (or outstanding Letters of Credit cash collateralized (or otherwise backstopped or supported) in a manner satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer) and (c) all other Obligations (other than (i) obligations under Secured Hedge Agreements not yet due and payable, (ii) obligations under Cash Management Agreements not yet due and payable and (iii) contingent, guaranty, indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.

“Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended.

“Total Assets” shall mean the total assets of the Company and the Restricted Subsidiaries (or, if specified, of the Restricted Foreign Subsidiaries), as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Total Assets is being made, provided that Total Assets shall be calculated on a Pro Forma Basis.

“Total Commitment” shall mean the sum of the Commitments of all Lenders.

“Total Credit Exposure” shall mean, at any date, the sum of the Credit Exposures of all Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Transactions.

“Transactions” shall mean (i) the negotiation, execution and delivery of this Agreement, the Senior Secured Note Documents, the Term Loan Documents and the Mezzanine Loan Documents, (ii) the repayment in full of the Existing Bridge Loan Agreement and the termination of all commitments thereunder and (iii) all other transactions in connection with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Company that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), only if at such time (or promptly thereafter) the Company designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) designated as an Unrestricted Subsidiary by the Company in a written notice to the Administrative Agent, provided that no Default or Event of Default would result from such designation and (c) each Subsidiary of an Unrestricted Subsidiary, in each case under clause (a), (b) or (c) to the extent such designation is permitted under Section 10.6; provided, however, that at the time of any written re-designation by the Company to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent (x) no Default or Event of Default would result from such re-designation and (y) such Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have complied with the terms of Section 9.10; and provided further, however, that at no time shall Unrestricted Subsidiaries hold assets greater than 15% of consolidated total assets of the Company and its Subsidiaries nor generate greater that 15% of Consolidated EBITDA for any such Test Period. No Unrestricted Subsidiary that is re-designated as a Restricted Subsidiary may be subsequently designated as an Unrestricted Subsidiary.

“Voting Securities” means Equity Interests, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weekly Reporting Period” shall mean any period during which the Availability is less than $7,500,000.

“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness, Disqualified Stock or preferred stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly Owned Subsidiaries.

1.2 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Credit Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Credit Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Credit Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Administrative Agent’s notice address under Section 13.2; or (g) discretion of Administrative Agent, Letter of Credit Issuer or any Lender mean the sole and absolute discretion of such Person. All calculations of the amount of Eligible Accounts, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Credit Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, Letter of Credit Issuer or any Lender under any Credit Documents. No provision of any Credit Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Credit Documents, it means actual knowledge of an Authorized Officer, or knowledge that an Authorized Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.”

1.3 Accounting Terms. Under the Credit Documents (except as otherwise specified herein or therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrowers delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.9 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.4 Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 11.4 and 11.9 with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination. For purposes of determining compliance with Sections 10.1 and 10.2, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 2 Amount and Terms of Credit

2.1 Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally (and not jointly) agrees to make a loan or loans denominated in Dollars (each a “Revolving Credit Loan”) to the Borrowers which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date, (B) may, at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (E) shall not result in the Total Credit Exposure exceeding the lesser of (1) the Total Commitment less Commitment Reserves at such time and (2) the Borrowing Base at such time.

(ii) Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).

(b) Administrative Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $5,000,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolving Credit Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Administrative Agent and need not be evidenced by any promissory note. To facilitate administration of the Loans, Lenders and Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Administrative Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender’s obligation to make settlements with Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Administrative Agent a pro rata participation in each unpaid Swingline Loan in accordance with its Applicable Percentage and shall transfer the amount of such participation to Administrative Agent, in immediately available funds, within one Business Day after Administrative Agent’s request therefor.

(c) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 13.5) and other sums payable under the Credit Documents

(any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the lesser of (x) $5,000,000 and (y) 20.0% of the Borrowing Base; provided further that the aggregate amount of outstanding Protective Advances plus the aggregate amount of the other Total Credit Exposure shall not exceed the Total Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. The Protective Advances shall be secured by the Security Documents and shall constitute Obligations hereunder and under the other Credit Documents. All Protective Advances shall be ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e).

(d) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. On any Business Day, the Administrative Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participations in Protective Advances (and, if any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(e) If the Total Credit Exposure exceeds the lesser of (1) the Total Commitment less Commitment Reserves at such time and (2) the Borrowing Base at such time (an “Overadvance”), the excess amount shall be payable by Borrowers on demand by the Administrative Agent, but all such excess Total Credit Exposure shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Credit Documents. Unless its authority has been revoked in writing by Required Lenders, the Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Administrative Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if the Administrative

Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $3,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the Total Credit Exposure to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Credit Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(f) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges or amounts) shall be deemed to be a request for ABR Loans on the due date in the amount of such Obligations. The proceeds of such ABR Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Revolving Credit Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 and Swingline Loans shall be in a multiple of $100,000 (except Revolving Credit Loans made to refinance Protective Advances pursuant to Section 2.1(e)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans under this Agreement.

2.3 Notice of Borrowing.

(a) Whenever the Borrowers desire to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings or Borrowings to repay Protective Advances), they shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans (each such notice, a “Notice of Borrowing”). Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(b) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(c) Without in any way limiting the obligation of the Borrowers to confirm in writing any notice they may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of any Borrower. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4 Disbursement of Funds.

(a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing of Revolving Credit Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Revolving Credit Loans requested to be made on such date in the manner provided below. No later than 3:00 p.m. (New York time) on the date specified in each Notice of Borrowing relating to Swingline Loans, the Swingline Lender shall make available to the Borrowers its Swingline Loan to be made on such date, by depositing to the account of the Company (on behalf of the Borrowers) at the Administrative Agent’s office the amount of such Swingline Loan.

(b) Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings and Protective Advances) make available to the Borrowers, by depositing to the Company’s (on behalf of the Borrowers) account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers, jointly and severally, shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, jointly and severally, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrowers, the then-applicable rate of interest for ABR Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Revolving Credit Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the benefit of the Lenders the then-unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, a Swingline Loan or a Protective Advance, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender, the Swingline Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers in accordance with the terms of this Agreement.

2.6 Conversions and Continuations.

(a) The Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Revolving Credit Loans made to the Borrowers from one Type into a Borrowing or Borrowings of another Type and the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrowers shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Applicable Percentages. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.

(c) If there is an Event of Default or if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Credit Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrowers give a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date.

2.10 Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a

Requirement of Tax Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers, jointly and severally, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (b) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11 Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, or 5.2, or a required assignment pursuant to Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrowers, jointly and severally, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to the Company.

2.14 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(i) the Letter of Credit Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than two Business Days after demand by the Administrative Agent (at the direction of the Letter of Credit Issuer and/or the Swingline Lender, as the case may be),

(1) Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit Exposure or Swingline Expo-sure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swingline Exposure, or (2) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrowers for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.14(f)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the Letter of Credit Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all other Obligations of the Borrowers, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit, or Swingline Loan is at the time outstanding, the Letter of Credit Issuer and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.14(a)), by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Letter of Credit Issuer and the Swingline Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notice of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Participation, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(d) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 4.1 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Letter of Credit Issuer and the Swingline Lender, as applicable, as their interests appear (and the pro rata payment provisions of Section 5.3 will automatically be deemed adjusted to reflect the provisions of this Section).

(e) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(iii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

(f) Cure. If the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure, Letter of Credit Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

2.15 Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Borrowers at least 2 Business Days’ prior written notice of any such establishment or increase.

2.16 Borrower Agent. Each Borrower hereby designates the Company as its representative and agent for all purposes under the Credit Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, Letter of Credit Issuer or any Lender; including execution and delivery of and performance under the Intercreditor Agreement. The Company hereby accepts such appointment. Administrative Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Company on behalf of any Borrower. Administrative Agent and Lenders may give any notice or communication with a Borrower hereunder to the Company on behalf of such Borrower. Each of Administrative Agent, Letter of Credit Issuer and Lenders shall have the right, in its discretion, to deal exclusively with the Company for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Company shall be binding upon and enforceable against it.

2.17 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Credit Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that Administrative Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

2.18 Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Administrative Agent and Lenders the prompt payment and performance of, all Obligations and all agreements under the Credit Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until full payment on the Final Date, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Credit Document, or any other document, instrument or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Credit Document, or any waiver, consent or indulgence of any kind by Administrative Agent or any Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Credit Party; (iv) any election by Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vi) the disallowance of any claims of Administrative Agent or any Lender against any Credit Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (vii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except full payment of all Obligations on the Final Date.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Credit Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than full payment of all Obligations on the Final Date. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 2.18 are of the essence of the transaction contemplated by the Credit Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.18. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 2.18, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c) Extent of Liability; Contribution. (i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.18 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below, and (B) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 2.18 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.18 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii) Nothing contained in this Section 2.18 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit on behalf of any Borrower, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Administrative Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Credit Party, howsoever arising, to the full payment of all Obligations on the Final Date.

SECTION 3 Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and thirty calendar days prior to the Maturity Date, (i) the Borrowers may request that the Letter of Credit Issuer issue for the account of the Borrowers a Letter of Credit or Letters of Credit in Dollars in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued, amended (to increase the Stated Amount thereof), extended or renewed if, after giving effect to such issuance, amendment, extension or renewal, the Total Credit Exposure would exceed the lesser of (x) the Total Commitment then in effect less Commitment Reserves and (y) the

Borrowing Base then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (v) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrowers or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Requests.

(a) Whenever the Borrowers desire that a Letter of Credit be issued for their account, they shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrowers and shall be in form acceptable to the Letter of Credit Issuer. The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Applicable Percentage of such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C

Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrowers shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Letter of Credit Issuer at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Letter of Credit Issuer, its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Letter of Credit Issuer its Applicable Percentage of any payment under such Letter of Credit on the date required, as specified above, but, except as provided Section 2.14, no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Applicable Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Applicable Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrowers, jointly and severally, hereby agree to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrowers shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrowers intend to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrowers shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and, subject to the conditions set forth in Section 2.1(a), each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrowers in the manner deemed to have been requested in the amount of its Applicable Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the minimum Borrowing amount for ABR Loans set forth in Section 2.2. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b) The obligations of the Borrowers under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction).

3.5 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrowers by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrowers, jointly and severally, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrowers by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error. Notwithstanding anything to the contrary contained herein, (I) in the case of any increased costs attributable to Taxes, this Section 3.5 shall apply to only to the extent such increased costs resulted from a change in Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment and (ii) this Section 3.5 shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (ii) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).

3.6 Successor Letter of Credit Issuer. A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Company. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrowers shall appoint from among the Lenders (with the consent of such Lender) with Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment (except with respect to Letters of Credit issued by the resigning Letter of Credit Issuer). After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

3.7 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to one hundred five percent (105%) of the Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 11.5. Funds so deposited shall be applied by the Administrative Agent to reimburse the Letter of Credit Issuer for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Unpaid Drawings or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral under this Section 3.7 as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

SECTION 4 Fees; Commitments

4.1 Fees.

(a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Maturity Date. Such commitment fee shall be payable in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended on the preceding day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

(b) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Applicable

Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Eurodollar Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d) The Borrowers, jointly and severally, agree to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such Letter of Credit Issuer’s customary fees for issuances of, drawings under or amendments of, Letters of Credit issued by it.

(e) The Borrowers, jointly and severally, agree to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.

4.2 Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders in accordance with their Applicable Percentages, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the Total Credit Exposure shall not exceed the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base.

4.3 Mandatory Termination of Commitments. The Total Commitment shall terminate at 5:00 p.m. (New York time) on the Maturity Date.

SECTION 5 Payments

5.1 Voluntary Prepayments. The Borrowers shall have the right to prepay Revolving Credit Loans and Swingline Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than (i) in the case of Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans or Protective Advances, 10:00 a.m. (New York time) on, the date of such prepayment and, in the case of a prepayment of Revolving Credit Loans or Swingline Loans shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans or Protective Advances shall be in a multiple of $500,000 and in an aggregate principal amount of at least $500,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Notwithstanding the foregoing, the Borrowers shall not be permitted to prepay any Revolving Credit Loans or Swingline Loans under this Agreement, in whole or in part, if at such time, any Protective Advances are outstanding.

5.2 Mandatory Prepayments.

(a) Mandatory Prepayments of Loans. If on any date the Total Credit Exposure exceeds the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base, the Borrowers shall forthwith repay on such date the principal amount of Protective Advances and, after all Protective Advances have been paid in full, Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Protective Advances, Swingline Loans and Revolving Credit Loans, the Total Credit Exposure exceeds the lesser of (x) the Total Commitment less Commitment Reserves and (y) the Borrowing Base, the Borrowers, jointly and severally, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrowers hereunder (including one hundred five percent (105%) of Obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent. Additionally, if on any date the Total Credit Exposure exceeds the Total Commitment less the Commitment Reserves for any reason, the Borrowers shall forthwith reduce the Total Credit Exposure in the manner provided above.

(b) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), the Borrowers may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) if any prepayment by the Borrowers of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding amount of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into ABR Loans; and (z) each prepayment of any Revolving Credit Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Credit Loans of each Lender in accordance with their respective Applicable Percentages. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(c) Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrowers at their option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(d) Cash Dominion Period. On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all funds credited to the Concentration Account the previous Business Day (whether or not immediately available) as follows (except as set forth in Section 5.3(c)): first, to repay the outstanding principal amount of the Swingline Loans and Protective Advances until such Swingline Loans and Protective Advances have been repaid in full; second, to repay the outstanding principal balance of the Revolving Credit Loans until such Revolving Credit Loans have been repaid in full; third, to cash collateralize Letters of Credit Outstanding at one hundred percent (100%) and then to any other Obligation then due and payable.

5.3 Payments Generally.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Administrative Agent or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(c) (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.5 or a termination of the Total Commitment or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to repay, ratably, (i) principal on the remaining Loans, (ii) Unpaid Drawings and (iii) Secured Hedge Obligations to the extent the Administrative Agent has established Reserves with respect thereto, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit to be held as cash collateral for such Obligations, eight, to payment of any Secured Hedge Obligations not repaid under “sixth” above, ninth, to payment of Secured Cash Management Obligations, and tenth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party.

(d) At the election of the Administrative Agent, all payments of principal, interest, Unpaid Drawings, Fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 13.5), and other sums payable under the Credit Documents that are not paid when due in accordance with the Credit Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Credit Parties maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize solely to the extent a payment is not paid by a Credit Party by the time when required to be paid, (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 13.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3 and (ii) the Administrative Agent to charge any deposit account of any Credit Party maintained with the Administrative Agent for each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents; provided that in either case the Administrative Agent shall promptly notify the Borrowers of any such Borrowing or charge.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.4 Net Payments.

(a) Unless required by a Requirement of Tax Law (as determined in good faith by the Administrative Agent or other applicable withholding agent), all payments made by or on behalf of the Borrowers or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that an applicable withholding agent is required by a Requirement of Tax Law to deduct or withhold any Indemnified Taxes from or in respect of any payment hereunder or under any other Credit Document (as determined in good faith by the applicable withholding agent), then:

(i) the applicable withholding agent shall deduct or withhold the full amount required to be so withheld or deducted;

(ii) the applicable withholding agent shall timely pay such withheld or deducted amounts directly to the relevant Governmental Authority in accordance with the applicable Requirement of Tax Law;

(iii) if a Credit Party is the applicable withholding agent, such Credit Party shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iv) the relevant Credit Party will pay to the Administrative Agent for the account of each affected Lender (which term shall, for the purpose of this Section 5.4, include the Letter of Credit Issuer and any L/C Participant) such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Tax Law, other than any Other Taxes that are Other Connection Taxes arising as a result of a Lender’s voluntary assignment or transfer of, or participation in, such Lender’s right’s or obligations hereunder (“Other Connection Assignment Taxes”).

(c) The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such any Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) (1) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to the Company and the Administrative Agent, at any time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to source withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in the following subparagraph (2) of this Section 5.4(d)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Company any Lender shall update any form or certification previously delivered pursuant to this Section 5.4(d). If any form or certification previously delivered pursuant to this Section 5.4(d) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally able to do so.

(2) Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally able to do so:

(i) prior to the date on which a Lender becomes a Lender under this Agreement, deliver to the Company and the Administrative Agent two properly completed and duly executed copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN or any applicable successor form (together with a certificate in such form as required by applicable law or reasonably requested by the Administrative Agent representing for itself and, if applicable with respect to each of its partners, members or other beneficial owners that such Person is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company, is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code) and that no interest payments in connection with the Credit Documents are effectively connected with such Person’s conduct of a U.S. trade or business (a “U.S. Tax Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by any Borrower under any Credit Document or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a U.S. Tax Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is treated as a partnership for United States federal tax purposes (and is not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Certificate on behalf of such beneficial owner(s); and

(ii) deliver to the Company and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent.

(e) Each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law, on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event involving the Lender requiring a change in the most recent form previously delivered by it or upon the request of the Company or the Administrative Agent) duly executed and properly completed copies of Internal Revenue Service Form W-9 or any applicable successor form certifying that it is not subject to backup withholding.

(f) If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax for which a payment has been made by the Borrowers pursuant to this Section 5.4, which refund is attributable to such payment made by such Borrowers pursuant to this Section 5.4, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrowers an amount equal to such refund (net of all out-of-pocket expenses (including Taxes) and without interest other than any interest received by the Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither a Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations, or to disclose its Tax Returns or other Tax-related materials deems confidential, to the Borrowers in connection with this paragraph (f) or any other provision of this Section 5.4.

(g) The agreements of any Credit Party in this Section 5.4 shall survive the termination of the Credit Documents and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrowers to the affected Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.

SECTION 6 Conditions Precedent to Initial Borrowing

The initial Borrowing of Loans under this Agreement or the initial issuance of any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent:

6.1 Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent and the Collateral Agent an executed counterpart of each of the Credit Documents (other than the Mortgages) by each Credit Party.

6.2 Collateral. All agreements, documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements required or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Credit Parties, in form reasonably acceptable to the Administrative Agent, (b) Kenneth Charron, General Counsel to the Credit Parties, in form reasonably acceptable to the

Administrative Agent and (c) the opinions of special local counsel to the Credit Parties from the jurisdictions listed on Schedule 6.3, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers, the and other Credit Parties hereby instruct such counsel to deliver such legal opinions.

6.4 No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.

6.5 Concurrent Financings and Capital Structure.

(a) After giving effect to the Transactions, the Administrative Agent shall be reasonably satisfied with the capital structure of Holdings, the Company and their Subsidiaries, including the amount and terms of the Senior Secured Note Documents and the Term Loan Documents;

(b) Prior to or substantially simultaneously with the initial credit extension, (i) the Borrowers shall have received no less than $475,000,000 in gross proceeds from the issuance and sale of the Senior Secured Notes pursuant to the Senior Secured Note Indenture, (ii) Parent shall have received no less than $250,000,000 in gross proceeds from the incurrence of the Mezzanine Loans, and (c) not less than $151,424,000 of debt under the Existing Bridge Loan Agreement shall have been converted to equity.

(c) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of (i) the financial projections of the Company and (ii) interim financial statements for the Company as of a date not more than 40 days prior to the Closing Date

6.6 Existing Bridge Loan Agreement. The Administrative Agent shall have received evidence that the Existing Bridge Loan Agreement has been, or concurrently with the Closing Date is being, amended and restated by the Term Loan Agreement, the principal amount outstanding thereunder reduced to $150,000,000 and all liens on assets of the Company or any of its Subsidiaries securing obligations under the Existing Bridge Loan Agreement have been, or concurrently with the Closing Date are being, released.

6.7 Corporate Documents. The Administrative Agent shall have received:

(a) a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));

(b) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(c) such other documents as the Lenders, the Letter of Credit Issuer or the Administrative Agent may reasonably request.

6.8 Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Company and each other Borrower, confirming compliance with the conditions precedent set forth in this Sections 6, 7.1 and 7.4.

6.9 Fees. The Lenders shall have received the fees set forth in the Lender Fee Letter and the Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.10 Representations and Warranties. On the Closing Date, the representations and warranties made by each of the Borrowers shall be true and correct in all material respects.

6.11 Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date preceding the Closing Date that is specified by the Administrative Agent.

6.12 Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, the Borrowers’ Availability shall not be less than $15,000,000.

6.13 Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, dated as of the Closing Date and signed by the chief financial officer of the Company.

6.14 Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2 and Liens securing the Existing Bridge Loan Agreement to be terminated on the Closing Date.

6.15 Field Exams and Appraisals. The Administrative Agent shall have received satisfactory field exams of the Accounts of the Borrowers and satisfactory appraisals of Rolling Stock.

6.16 Perfection Certificate. The Administrative Agent and the Collateral Agent shall have received a duly completed and signed Perfection Certificate together with all attachments thereto.

6.17 USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 13.20.

SECTION 7 Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Protective Advances) and the obligation of the Letter of Credit Issuer to issue, extend, renew or increase the amount of any Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date).

7.2 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3 Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

7.4 No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

In addition to the other conditions precedent herein set forth, if any Lender be-comes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer will not be required to issue any Letter of Credit or to amend any out-standing Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Letter of Credit Issuer or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Letter of Credit Issuer or Swingline Lender.

SECTION 8 Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Credit Party makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene in any material respect any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any material breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Secured Note Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Company or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of the Company or any of the Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrowers, threatened with respect to the Borrowers or any of the other Subsidiaries that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) involves this Agreement or the Transactions.

8.5 Margin Regulations. Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document except for (i) those obtained or made and (ii) filings and recordings in respect of Liens created under the Credit Documents.

8.7 Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940.

8.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Company, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent, the Collateral Agent and/or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the

Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Company and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Company at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has not occurred any change, event, development or circumstance since December 31, 2009, that has had or could reasonably be expected to have a Material Adverse Effect.

8.10 Tax Returns and Payments. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries: (a) has timely filed all Tax returns, domestic and foreign, required to be filed by it; (b) has paid all Taxes payable by it that have become due (including in the capacity of a withholding agent), other than those being contested in good faith by the appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (provided that such contest suspends the enforcement or collection of such Taxes); (c) has provided adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable; and (d) has not ever been a party to any understanding or arrangement constituting a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code.

8.11 Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Borrower, Subsidiary or ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrowers. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of such Borrower.

8.12 Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Schedule 8.12 is a complete and correct list of all of the Subsidiaries of each Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 8.12, on the Closing Date: (x) each such Borrower and the other Subsidiaries will own, free and clear of Liens (other than Liens created pursuant to the Security Documents), and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 8.12, (y) all of the issued and outstanding Equity Interests of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there will be no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Schedule 10.5 is a complete and correct list of all Investments that are held by each Borrower or any of the other Subsidiaries in any Person on the Closing Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 10.5, on the Closing Date each Borrower and the other Subsidiaries will own, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c) Restrictions on Subsidiaries. On the Closing Date, to each Borrower’s knowledge, neither the Borrowers nor any of the other Subsidiaries will be subject to any indenture, agreement, instrument or other arrangement of the type described in Section 10.11.

8.13 Intellectual Property. Each Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as set forth on Schedule 8.14 or as could not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Company and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) the Company will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of the Company or its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.

(b) Neither the Company nor any of its Subsidiaries has treated, stored, transported or disposed of, or arranged for disposal or treatment of, Hazardous Materials at or from any current or, to the knowledge of the Company and any of its Subsidiaries, former Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect, and there has been no Release or threatened Release of Hazardous Materials by the Company or any of its Subsidiaries on, at, under or from any real property or facility presently or, to the knowledge of the Company or any of its Subsidiaries formerly, owned, leased or operated by any of them which could reasonably be expected to result in a Material Adverse Effect.

(c) Except as set forth on Schedule 8.14, no person with an indemnity or contribution obligation to the Company or any of its Subsidiaries relating to compliance with or liability under any Environmental Law is in default with respect to any such obligation in each case which could reasonably be expected to result in a Material Adverse Effect.

(d) Except as set forth on Schedule 8.14, neither the Company nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, and neither the Company nor any of its Subsidiaries is conducting or financing, in whole or in part, any investigation, remedial or corrective action pursuant to any Environmental Law at any location, in each case which could reasonably be expected to result in a Material Adverse Effect.

8.15 Properties. The Company and each of its Subsidiaries have good and marketable title to, leasehold interest in or easement, rights of way, rights to operate or other similar estates in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except for minor defects in title that do not interfere with their ability to conduct business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.16 Solvency. On the Closing Date immediately after the consummation of the Transactions to occur on the Closing Date, and immediately following each Credit Event, the Company and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

8.17 Compliance with Laws and Agreements. The Company and each of its Subsidiaries is in compliance with all Applicable Laws and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

8.18 [Reserved].

8.19 Labor Matters. There are no strikes pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Company and any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 8.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

8.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)) and, when (i) financing statements are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens and Permitted Senior Note Liens.

(b) Valid Liens. Each Security Document delivered pursuant to Section 9.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens and Permitted Senior Note Liens.

8.21 Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of the Company, none of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Credit Party and, to the knowledge of the Company, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of the Company, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 9 Affirmative Covenants

Each Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date:

9.1 Information Covenants. The Company will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC, including any applicable grace period provided by Rule 12b-25 under the Exchange Act (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), but in any event not longer than 120 days after the end of each such fiscal year, the consolidated balance sheets of the Company and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Company or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (including any applicable grace period provided by Rule 12b-25 under the Exchange Act) with respect to each of the first three quarterly accounting periods in each fiscal year of the Company (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), but in any event not longer than 60 days after the end of each such quarterly accounting period, the consolidated balance sheet of the Company and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, all of which shall be certified by an Authorized Officer the Company, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Monthly Financial Statements. Commencing with the month ending February 28, 2011, as soon as available, and in any event within 30 days after the end of each month, (but within 90 days after the last month in a fiscal year and 45 days after the last month of any fiscal quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the fiscal year then elapsed, on a consolidated basis for the Company and its Restricted Subsidiaries, setting forth in comparative form figures for the corresponding date or period from the preceding fiscal year and certified by a Authorized Officer of the Company as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes.

(d) Projections. Not later than 30 days after the commencement of each fiscal year of the Company, projections of the Company’s consolidated balance sheets, results of operations, cash flow and Availability for such fiscal year, month by month.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a), (b) and (c), a certificate of an Authorized Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) reasonably detailed calculations of the Adjusted Fixed Charge Coverage Ratio (whether or not a Minimum Availability Period exists) and, during any Minimum Availability Period, a certification of compliance with the provisions of Section 10.9 as of the end of such fiscal year or period, as the case may be, and (ii) if such certificate is being delivered with the financial statements provided for in Section 9.1(a) or (b), (A) the then applicable Status, (B) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor, (C) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (D) a reasonably detailed narrative discussion of the changes in the financial condition and results of operations of the Company and its Subsidiaries compared with projections for such period.

(f) Borrowing Base Certificate.

(i) As soon as available, but in any event on or prior to the 20th day of each calendar month, (A) a Borrowing Base Certificate in the form of Exhibit A which calculates the Borrowing Base as of the last day of the calendar month then last ended and updated information thereto as required by Schedule A to Exhibit A, together with supporting information in connection therewith, (B) a reconciliation (from aged trial balance to accounts receivable balance in financial statements) and a detailed aged trial balance of all Accounts as of the end of the preceding calendar month, specifying for each Account the Account Debtor’s name, the amount, the invoice date and the due date thereof and (C) any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(ii) Within five calendar days, or if the fifth calendar day is not a Business Day, the immediately preceding Business Day of the end of each calendar week during any Weekly Reporting Period, a Borrowing Base Certificate in the form of Exhibit A calculating the Borrowing Base as of the end of the last day of the immediately preceding calendar week and updated information thereto as required by Schedule A to Exhibit A (provided that if the Borrowers are unable to calculate all or a portion of the Borrowing Base under this clause (ii) as of the end of the last day of the immediately preceding calendar week, the Administrative Agent may, in its sole discretion, agree to permit all or a portion of the Borrowing Base to be calculated as of the end of a different date on or after the last day of the calendar month then last ended, taking into account the Borrowers’ existing financial reporting systems and subject to any Reserves implemented by the Administrative Agent in connection therewith) in each case, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.

(iii) as soon as practicable and in any event within three Business Days after any disposition (including by way of casualty or condemnation) of Collateral having a book value exceeding $5,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component(s) from such disposition of the Borrowing Base) and certifying such pro forma Borrowing Base as of the end of the most recent calendar week or month, as applicable, for which a Borrowing Base Certificate was delivered pursuant to clause (i) or (ii) above together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar week covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.

(g) Information Relating to Accounts.

(i) Upon request from any Collateral Agent from time to time, sales and collection reports, lists of customers’ addresses, and/or any discount, allowance, credit, authorized return or dispute with respect to any Accounts, and such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information and reports as any Collateral Agent may reasonably request.

(ii) If Accounts in an aggregate face amount of $500,000 or more that are included in the then most recently delivered Borrowing Base Certificate cease to be Eligible Accounts (other than because such Accounts have been collected in the ordinary course of business), promptly after an Authorized Officer of the Company or any Borrower obtains knowledge thereof (and in any event within five Business Days of such knowledge) notice to the Collateral Agent of such occurrence.

(h) Notice of Material Events. Promptly after an Authorized Officer of the Company or any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrowers propose to take with respect thereto, (ii) any litigation or governmental proceeding pending against Holdings, the Company or any of their Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.2) or material claim made or asserted in writing against any material portion of the Collateral, (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $2,000,000 or more, whether or not covered by insurance, (v) any sale, transfer or other disposition of any material portion of the Accounts outside of the ordinary course of business, (vi) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (vii) any default under or termination of any contract or agreement with any customer or carrier to the extent such default or termination could reasonably be expected to result in a Material Adverse Effect; (viii) any judgment against any Credit Party in an amount exceeding $2,500,000; (ix) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (x) any “release” (as defined under applicable Environmental Law) by a Credit Party or on any property owned, leased or occupied by an Credit Party for which the cost of any clean-up, remedial or corrective action (in each instance, and not in the aggregate) is reasonably anticipated by the Company to be likely to exceed the amount of $1,000,000; (xi) the discharge of or any withdrawal or resignation by Holdings’ or the Company’s independent accountants; or (xii) any change or relocation of the Company’s principal place of business or any location where any books and records relating to the Collateral are maintained, at least 30 days prior to such change or relocation.

(i) Environmental Matters. The Company will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Company, any of its Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Company or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(j) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by Holdings, the Company or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Company or any of its Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Company and/or any of its Subsidiaries (including the Senior Secured Notes and the Term Loans, whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Collateral Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(k) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition or disposition by the Company or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition or disposition by the Company or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(l) Perfection Certificate Supplement. Concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of an Authorized Officer of the Company certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

9.2 Books, Records and Inspections. The Company will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of the Company and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the Company and any such Subsidiary and discuss the affairs, finances and accounts of the Company and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be reimbursed for all costs and expenses associated with two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

9.3 Maintenance of Insurance.

(a) Each Borrower will, and will cause each of the Credit Parties to, at all times maintain in full force and effect insurance with respect to the Collateral covering casualty, hazard, theft, malicious mischief, flood and other risks, including perils of fire and extended coverages such as flood and earthquake, as applicable, and other perils as are normally covered under standard “special risk” policies, in amounts, with endorsements and with insurers satisfactory to Administrative Agent; such insurance to include coverages to such extent and against such risks as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried, including certified copies of its insurance policies.

(b) All proceeds under each property insurance policy with respect to ABL Priority Collateral shall be payable to Agent. Unless the Administrative Agent shall agree otherwise and subject to the Intercreditor Agreement, each property insurance policy shall include satisfactory endorsements (i) showing Administrative Agent as loss payee (as its interest may appear in accordance with the Intercreditor Agreement); (ii) requiring not less than 90 days prior written notice to the Administrative Agent in the event of cancellation of such policy for any reason whatsoever and not less than 10 days for cancellation due to nonpayment; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Credit Party or the owner of the property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Credit Party fails to provide and pay for any insurance required hereunder, the Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge the Credit Parties therefor. Each Credit Party agrees to deliver to the Administrative Agent, promptly as rendered, copies of all material reports of casualty or loss made to insurance companies issuing property insurance poilicies. While no Event of Default exists, the Credit Parties may settle, adjust or compromise any insurance claim with respect to any ABL Priority Collateral, as long as the proceeds are delivered to Administrative Agent. If an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(c) Subject to the Intercreditor Agreement, (i) any proceeds of insurance covering any ABL Priority Collateral or, after Discharge (as defined in the Intercreditor Agreement) of the Notes Obligations (as defined in the Intercreditor Agreement), any Collateral (other than proceeds from workers’ compensation or D&O insurance) and (ii) any awards arising from condemnation of any ABL Priority Collateral or, after Discharge of the Notes Obligations, any Collateral, shall be paid to Administrative Agent and applied to payment of the Revolving Credit Loans, without any reduction to Commitments, then to any Unpaid Drawings with respect to any Letters of Credit, then to any other Obligations then due and then, provided no Event of Default has occurred and is continuing, to the Company.

9.4 Payment of Taxes. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries will timely pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Company or any of the Subsidiaries, provided that neither the Company nor any of the Subsidiaries shall be required to pay any such Tax, if (x) such Taxes is being contested in good faith and by proper proceedings, (y) if it has maintained adequate reserves with respect thereto in accordance with GAAP and (z) such proceedings will suspend the enforcement or collection of such Taxes.

9.5 Existence. the Company will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries may consummate any transaction permitted under Sections 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Obligations, etc. the Company will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, including Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7 ERISA. Promptly after the Company or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Company will deliver to each of the Lenders a certificate of an Authorized Officer of the Company setting forth details as to such occurrence and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant

(other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Company, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Company, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Company, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Company, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8 Good Repair. The Company will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9 End of Fiscal Years; Fiscal Quarters. Neither the Company nor any of its Subsidiaries will change its fiscal year or fiscal quarters.

9.10 Additional Subsidiary Guarantors and Borrowers.

(a) Each Borrower will cause any direct or indirect Restricted Domestic Subsidiary arising, formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition or by re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary) (a) to become a Borrower, or, at the election of the Company if none of the assets of such Subsidiary are to be included in the Borrowing Base, a Subsidiary Guarantor hereunder and (b) to execute and deliver a Joinder Agreement and such other Security Documents (or supplements to existing Security Documents), officer’s certificates, legal opinions and other documents typically required of Borrowers or Subsidiary Guarantors hereunder (including the delivery of the Mortgaged Property Collateral Requirements) and as otherwise may be requested by the Administrative Agent (and to cause such Subsidiary to take all such actions required under the Security Agreement) to perfect the security interest of the Collateral Agent in the Collateral of such Restricted Domestic Subsidiary. Notwithstanding the foregoing, the Borrowers shall not be required to, nor shall any Borrower be required to cause any Restricted Subsidiary to, grant any security in any new direct or indirect Restricted Domestic Subsidiary or to require any new direct or indirect Restricted Domestic Subsidiary to become a Borrower or Subsidiary Guarantor hereunder and a grantor under any Security Documents to the extent that such new Restricted Domestic Subsidiary shall be restricted therefrom by any valid and enforceable contractual obligation; provided that (i) the assets of each such exempt Restricted Subsidiary are less than $2,000,000 and the total assets held by all such Persons that become such exempt Restricted Subsidiaries under this sentence are less than $4,000,000 in the aggregate and (ii) such restriction was not created or incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Company will, as soon as reasonably practicable, notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the applicable Credit Parties will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

(c) Notwithstanding anything to the contrary contained in this Agreement, Mortgaged Property shall be limited to real property (i) required to be subject to a mortgage, deed of trust or similar security instrument by the trustee pursuant to the Senior Secured Note Documents and (ii) as to which the Administrative Agent shall have agreed not to commence foreclosure unless the trustee under the Senior Secured Note Indenture shall have commenced foreclosure under the Senior Secured Note Documents.

(d) Unless otherwise consented to by the Administrative Agent, FEC Deliveries shall be and remain a shell company and shall not at any time own any assets or conduct any operations.

9.11 Use of Proceeds. The Letters of Credit and the proceeds of all Loans will be used for working capital needs and general corporate purposes.

9.12 Further Assurances. The Company will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of the Company and the Restricted Subsidiaries.

9.13 Field Examinations and Appraisals.

(a) At any time that the Administrative Agent or the Collateral Agent reasonably requests, with reasonable prior notice, the Company and the Subsidiaries will permit the Administrative Agent or the Collateral Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, the Administrative Agent and the Collateral Agent shall be reimbursed by the Credit Parties for no more than (a) two such field examinations per calendar year, which shall be at the sole expense of the Credit Parties and (b) four such field examinations per calendar year, which shall be at the sole expense of the Credit Parties, if a Weekly Reporting Period has occurred during such calendar year, provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such field examinations that shall be at the sole expense of the Credit Parties and (ii) any field examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

(b) The Company and each other Borrower will permit the Administrative Agent or the Collateral Agent or any appraiser designated by them to conduct appraisals of all Rolling Stock and/or inspections of related maintenance and storage facilities during normal business hours to ensure the value, condition and sufficiency of Rolling Stock included in the Borrowing Base and related maintenance and storage facilities, all at the sole expense of the Borrowers; provided, however, that such appraisals and inspections shall be conducted no more frequently that once during each six month period (one of which during each twelve month period, however, shall be limited to a desktop appraisal or similar limited examination): provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such appraisals and inspections and (ii) any appraisal or inspection made pursuant to clause (i) of this proviso shall not count against the number of examinations reimbursed under the first proviso of this sentence.

(c) For purposes of this Section 9.13, it is understood and agreed that a single field examination or appraisal may consist of examinations or appraisals conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets.

9.14 Verification of Accounts. Whether or not a Default or Event of Default exists, the Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrowers by mail, telephone or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

9.15 Information Regarding Collateral. No Credit Party will effect any change (i) in such Credit Party’s legal name, (ii) in the location of such Credit Party’s chief executive office, (iii) in such Credit Party’s identity or organizational structure, (iv) in such Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in such Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.

9.16 Cash Management.

(a) Approved Accounts.

(i) Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Company shall and shall cause each Credit Party to (i) establish and maintain cash management services of a type and on terms satisfactory to the Collateral Agent, (ii) enter into a Control Agreement, reasonably satisfactory to the Collateral Agent, with respect to each Deposit Account and Securities Account, other than any Excluded Deposit Account, and deliver a legal opinion with respect thereto in form and substance reasonably satisfactory to the Collateral Agent and (iii) request in writing and otherwise take such reasonable steps to ensure that all of the Credit Parties’ Account Debtors (including, without limitation, any clearinghouse) forward payment of the amounts owed by them directly to a Control Account;

(ii) The Credit Parties may not establish or maintain any Deposit Account or Securities Account, other than a Control Account or an Excluded Deposit Account.

(iii) The Credit Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close an Control Account. In the event (i) any Credit Party or any account bank or intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Collateral Agent shall demand such termination as a result of the failure of an account bank or intermediary to comply with the terms of the applicable Control Agreement or (iii) the Collateral Agent determines in its sole discretion that the financial condition of an account bank or an intermediary has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(b) Concentration Account; Cash Dominion Period.

(i) So long as no Cash Dominion Period has occurred and is continuing, the Credit Parties shall have the right to direct the manner of disposition of funds in the Control Accounts in accordance with the terms of this Agreement and the other Credit Documents. Each Control Agreement entered into by a Credit Party shall require, after the occurrence and during the continuance of a Cash Dominion Period (and delivery of a Blockage Notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day of all available cash receipts to the account of the Collateral Agent maintained at Bank of America, N.A. (the “Concentration Account”) and such amounts in the Concentration Account shall be applied pursuant to Section 5.2(d).

(ii) In the event that, notwithstanding the provisions of this Section 9.16, during the continuation of a Cash Dominion Period, any Credit Party receives or otherwise has possession or dominion and control of any collections or proceeds of Accounts or other Collateral, such collections and proceeds shall be held in trust by such Credit Party for the Collateral Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into a Control Account or transferred directly to the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Collateral Agent.

9.17 Post Closing Delivery of Mortgages. On or before the 60th day following the Closing Date, the Credit Parties shall have delivered to the Administrative Agent Mortgages for each of the Mortgaged Properties.

SECTION 10 Negative Covenants

Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:

10.1 Limitation on Indebtedness.

10.1.1 The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) subject to compliance with Section 10.5, Indebtedness of (i) any Credit Party to any other Credit Party, (ii) any Restricted Subsidiary which is not a Credit Party to any Credit Party and (iii), any Credit Party to any Subsidiary of the Company which is not a Credit Party; provided that any such Indebtedness of any Credit Party that is owed to any Subsidiary which is not a Credit Party (A) shall be on arms-length market terms, (B) shall have a maturity date no earlier than the Maturity Date and (C) shall be subordinated in right of payment to the Obligations following an Event of Default;

(c) Indebtedness incurred by a Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(d) (i) Indebtedness, Disqualified Stock and preferred stock (A) incurred in connection with the acquisition, lease, development, construction, maintenance and/or improvement of fixed or capital assets or otherwise incurred in respect of Capital Expenditures and (B) arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclause (ii) below, provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this subclause (i) (when aggregated with the amount of refinancing Indebtedness, Disqualified Stock and preferred stock in respect thereof outstanding pursuant to subclause (iii) below) shall not exceed the greater of (x) $50,000,000 and (y) 5% of Total Assets at any time outstanding, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) any Permitted Refinancing Indebtedness with respect to any such Indebtedness, Disqualified Stock and preferred stock specified in subclause (i) or (ii) above;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 10.1 and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect any Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices or any combination of the foregoing;

(g) (i) Indebtedness, Disqualified Stock or preferred stock of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary, in each case after the Closing Date as the result of an Investment permitted by Section 10.5, provided that (x) such Indebtedness, Disqualified Stock or preferred stock existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness, Disqualified Stock or preferred stock is not guaranteed in any respect by any Borrower or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary) and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) of this clause (g); provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) shall not exceed $20,000,000 at any time;

(h) (i) the Senior Secured Notes, (ii) Permitted Additional Secured Debt, (iii) Permitted Unsecured Debt and (iv) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) through (iii) of this clause (h);

(i) Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $12,500,000 and (y) 15% of Total Assets of Restricted Foreign Subsidiaries;

(j) additional Indebtedness, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (j) shall not exceed $50,000,000; provided further that the aggregate amount of Indebtedness incurred by Subsidiaries that are not Credit Parties pursuant to this clause (j) shall not exceed $15,000,000; and

(k) Indebtedness arising from agreements of a Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition.

(l) obligations in an aggregate amount of up to $10,000,000 in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(m) Indebtedness of any Guarantor in respect of such Guarantor’s Guarantee;

(n) (1) any guarantee by any Credit Party of Indebtedness or other obligations of any other Credit Party so long as the incurrence of such Indebtedness incurred by such Credit Party is permitted under the terms hereof, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of any Credit Party so long as the incurrence of such Indebtedness incurred by such Credit Party is permitted under the terms hereof;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p) Indebtedness of the Borrowers or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(q) Indebtedness of the Borrowers or any Restricted Subsidiary in an aggregate amount of up to $30,000,000 borrowed from or guaranteed by any federal, state or local governmental entities or agencies for investment in, or the purchase, lease, development, construction, maintenance or improvement of property (real or personal) or equipment that is used or useful in, a any business conducted or proposed to be conducted by the Borrowers and their Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto; provided that the terms of such Indebtedness do not provide for a maturity date or required principal repayment sooner than the Maturity Date hereunder.

10.1.2 For purposes of determining compliance with Section 10.1.1, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above, the Borrowers, in their sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with Section 10.1.1 and the Borrowers may divide and classify an item of Indebtedness, Disqualified Stock or preferred stock in more than one of the types of Indebtedness, Disqualified Stock or preferred stock described above. Accrual of interest, the accretion of accreted value and the payment of interest in each case in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section.

10.1.3 With respect to clause (i) of Section 10.1.1 above, for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

10.1.4 The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Initial Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Initial Indebtedness is denominated that is in effect on the date of such refinancing.

10.2 Limitation on Liens.

10.2.1 The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrowers or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1.1(d), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1.1(i);

(d) Liens existing on the Closing Date and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (f) of this Section 10.2.1 in each case upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without any increase in the amount of Indebtedness secured thereby);

(f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to an Investment permitted pursuant to Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1.1(g), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Investment and were not created in contemplation thereof;

(g) additional Liens on assets that do not constitute Collateral so long as the aggregate principal amount of the obligations so secured does not exceed $10,000,000;

(h) Liens on assets that do not constitute Collateral securing Indebtedness permitted by Section 10.1.1(j);

(i) Permitted Senior Note Liens;

(j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Credit Party owing to a Borrower or another Restricted Subsidiary permitted to be incurred under Section 10.1.1(b); and

(k) with respect to any property or assets acquired by the Borrowers or any Restricted Subsidiary after the Closing Date with proceeds of Indebtedness permitted under Section 10.1.1(q), Liens on such property or assets securing Indebtedness permitted under Section 10.1.1(q).

10.2.2 Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 10.2 may at any time attach to any Credit Party’s Borrowing Base Assets, other than involuntary Permitted Liens and those permitted under clauses (a) and (i) above.

10.2.3 As to any Permitted Senior Easement arising after the date of this Agreement, the Company or any Restricted Subsidiary may request that the Administrative Agent subordinate, on behalf of the Lenders, its interest in real property to such Permitted Senior Easement.

The Company or the applicable Restricted Subsidiary shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Company describing in reasonable detail the proposed easement, certifying that such easement is a Permitted Senior Easement and attaching thereto the requested form of subordination agreement. The Administrative Agent shall, within thirty (30) business days after receipt of the request, execute and deliver to the grantee of any such Permitted Senior Easement an agreement in form reasonably satisfactory to the Administrative Agent subordinating the lien of the Mortgages to such Permitted Senior Easement. The Company shall pay all fees and expenses related to the granting of a Permitted Senior Easement, including the Administrative Agent’s out-of-pocket expenses (including legal expenses) incurred in connection therewith.

10.3 Limitation on Fundamental Changes. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Company may be merged or consolidated with or into any Borrower, provided that (i) such Borrower shall be the continuing or surviving corporation, and (ii) no Default or Event of Default would result from the consummation of such merger or consolidation;

(b) any Subsidiary of the Company may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation, (iii in the case of any merger, amalgamation or consolidation involving one or more Borrowers (other than the Company), a Borrower shall be the continuing or surviving corporation, and (iv) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation;

(c) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party;

(d) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any Subsidiary Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) such liquidation or dissolution is not materially disadvantageous to the Lenders, (y) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and (z) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 10.4 or 10.5, or, in the case of any such business, discontinued without being disposed of or transferred, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution; and

(f) any merger, dissolution, liquidation, consolidation or disposition of the Company or any Subsidiaries of the Company, the purpose of which is to effect (i) a disposition permitted by Section 10.4(c) shall be permitted, (ii) any Investment permitted by Section 10.5(j) shall be permitted, (iii) any change in its tax, charter or other organizational identification number shall be permitted; or (iv) any change in its form or state of organization shall be permitted.

10.4 Limitation on Sale of Assets. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including Borrowing Base Assets and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person any Equity Interest of any Restricted Subsidiary’s owned by it, except that:

(a) the Company and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) used or surplus equipment, including the rolling stock identified on Schedule 1.1(c), (ii) vehicles, (iii) inventory in the ordinary course of business and (iv) other assets that are not Borrowing Base Assets in the ordinary course of business;

(b) the Borrowers and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Borrowing Base Assets) for fair value, provided that:

(i) the aggregate amount of such sales, transfers and disposals by the Borrowers and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) shall not exceed (A) $15,000,000 in any fiscal year and (B) in the aggregate the greater of (x) $50,000,000 and (y) 5% of Total Assets; provided that if the net cash proceeds of such sale, transfer or disposition of assets are within 365 days after receipt of such net cash proceeds reinvested in useful assets in one or more business or Capital Expenditures (or a binding commitment to reinvest such net cash proceeds in useful assets in one or more business or Capital Expenditures is entered into within 180 days after receipt of such net cash proceeds and such reinvestment is consummated within 365 days after receipt of such net cash proceeds), then effective upon consummation of such reinvestment, such net cash proceeds shall no longer count against the cap in this clause (b)(i);

(ii) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration; provided that for the purposes of this clause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrowers or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which the Borrowers and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by a Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal and (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal; and

(iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrowers and the Restricted Subsidiaries may make sales or dispositions of assets to any other Credit Party;

(d) (i) mergers, liquidations and transfers of all or substantially all assets permitted by Section 10.3, (ii) Investments permitted by Section 10.5 and (iii) Restricted Payments permitted by Section 10.6, in each case, shall be permitted;

(e) the Borrowers and the Restricted Subsidiaries may sell without recourse Accounts in connection with the compromise, settlement, collection thereof or conversion of Accounts to notes receivable, all in the ordinary course of business;

(f) sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of the Borrowers or any of their Subsidiaries; and

(g) the Borrowers and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement.

10.5 Limitation on Investments. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment (including pursuant to any Guarantee Obligation with respect to the obligations of another Person) (“Investments”) in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Company or any of its Subsidiaries (i) to finance the purchase of Equity Interests of the Company (or a parent company thereof) (provided that the amount of such loans and advances used to acquire such Equity Interests shall be contributed by such parent company to the Company in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $2,500,000;

(d) Investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments with respect to any return therefrom (including through a repayment, return of capital, interest or dividends) (but without any increase in the amount thereof and in the case of any reinvestment, only if such reinvestment is made within 60 days after the date of receipt of any such returned amount);

(e) Hedge Agreements permitted by Section 10.1.1(f);

(f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(g) Investments to the extent that payment for such investments is made solely with substantially concurrent contributions to the common equity capital of the Company;

(h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(i) (i) Investments in any Credit Party, (ii) Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (iii) Investments by any Credit Parties in any Subsidiary that is not a Credit Party in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(j) Permitted Acquisitions, provided that:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) on a Pro Forma Basis after giving effect to such Permitted Acquisition (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least 1.25 to 1.00, and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding consummation of such Permitted Acquisition has been, and for the period of sixty (60) consecutive days immediately following consummation of such Permitted Acquisition is projected by the Company to be, not less than $9,000,000 on the date of consummation of such Permitted Acquisition; and

(iii) at the time of making such Permitted Acquisition, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(k) other Investments, provided that, at the time each such Investment is made or otherwise acquired and after giving effect thereto:

(i) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) on a Pro Forma Basis after giving effect to such Investment on a Pro Forma Basis, (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least 1.25 to 1.00, and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Investment has been and for the period of sixty (60) consecutive days immediately following such Investment is projected by the Company to be not less than $9,000,000 on the date of such Investment; and

(iii) at the time of making such Investment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(l) other Investments in an amount not to exceed $5,000,000; and

(m) Investments constituting Restricted Payments permitted by Section 10.6.

10.6 Limitation on Restricted Payments. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to make any Restricted Payment, provided that:

(a) so long as no Default or Event of Default exists or would exist after giving effect thereto, the Company may redeem in whole or in part any of its Equity Interests for another class of its Equity Interests (other than Disqualified Stock) or rights to acquire its Equity Interests (other than Disqualified Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests (other than Disqualified Stock), provided that such other class of Equity Interests contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(b) the Company may declare and pay dividends and/or make distributions on its Equity Interests, as applicable the proceeds of which will be used by Holdings solely to pay (i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (ii) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (iii) general corporate overhead expenses of Parent and Holdings to the extent attributable to the ownership or operation of the Company and its Restricted Subsidiaries, and (iv) any amounts required to pay fees and expenses, other than to Affiliates of the Company, related to any equity or debt offering of Holdings in an aggregate amount not to exceed $1,000,000 in any fiscal year and $3,000,000 from the Closing Date; provided, however, that the amount of Restricted Payments made pursuant to clauses (ii) and (iii) above may not exceed $2,000,000 in the aggregate in any fiscal year.

(c) the Company may make other Restricted Payments to Parent in an aggregate amount of up to $10,000,000 in an calendar year; provided:

(i) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(ii) either

(A) (1) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment and (2) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following consummation of such Restricted Payment or

(B) both (1) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment has been, and for the period of sixty (60) consecutive days immediately following such Restricted Payment is projected to be, not less than the greater of (x) $5,000,000 and (y) 20% of Total Commitments and (2) at the time such the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.00 to 1.00; and

(iii) at the time of making such payment, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above; and

(d) the Company may make other Restricted Payments; provided that:

(i) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(ii) at the time any Restricted Payment is made on a Pro Forma Basis, (A) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (B) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment has been and for the period of sixty (60) consecutive days immediately following such Restricted Payment is projected to be not less than $9,000,000; and

(i) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

(e) the Company may make Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company or any of its direct or indirect parents held by any future, present or former employee, officer, director, manager or consultant (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any of its Subsidiaries or any of its direct or indirect parents pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (e) do not exceed in any calendar year $5,000,000; provided that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parents, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parents that occurred after the date hereof, plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date hereof; less

(iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii) of this clause (e) during such calendar year.

10.7 Limitations on Debt Payments and Certain Amendments.

(a) The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

(i) payments of Indebtedness created under the Credit Documents;

(ii) payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Indebtedness that is subordinated to the Obligations prohibited by the subordination provisions thereof; provided however, if such Indebtedness is outstanding on the Closing Date (including under the Senior Secured Note Indenture) and has an aggregate outstanding principal amount in excess of $1,000,000, then such payments shall be permitted only to the extent such payments are due pursuant to the terms of such Indebtedness as in effect on the Closing Date.

(iii) refinancings, replacements and renewals of Indebtedness to the extent made with (or in exchange for) Permitted Refinancing Indebtedness;

(iv) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v) payments with respect to Indebtedness owed to any Credit Party;

(vi) payments with respect to the Senior Secured Notes and any Permitted Additional Secured Debt made solely from the proceeds of Notes Priority Collateral to the extent required by the Senor Secured Notes Indenture or any indenture or other document governing any Permitted Additional Secured Debt and not in violation of the Intercreditor Agreement;

(vii) other payments with respect to Permitted Unsecured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time any payment is made on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by the Company to be not less than $9,000,000, and (C) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (A) and (B) above.

(viii) other payments with respect to Senior Secured Notes and Permitted Additional Secured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time of making such payment on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by the Company to be not less than $9,000,000 and (C) at the time of making such payment, the Company shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer of the Company certifying satisfaction with the conditions set forth in clauses (A) and (B) above.

(b) The Borrowers will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreement governing or relating to any Indebtedness which is subordinated to the Obligations to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. The Company will not, and will not permit any Restricted Subsidiary to, amend the terms of the Senior Secured Notes, any Permitted Additional Secured Debt or any Permitted Unsecured Debt in a manner that would accelerate the date on which the Company is required to make any payment of principal or interest or any other amount thereon.

10.8 Limitations on Sale Leasebacks. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9 Adjusted Fixed Charge Coverage Ratio. During any Minimum Availability Period, the Company will not permit the Adjusted Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Availability Period or for any Test Period ending during such Minimum Availability Period to be less than 1.1 to 1.0.

10.10 Transactions with Affiliates. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for:

(a) transactions among the Credit Parties and Affiliates if (i) the aggregate value of transferred assets or aggregate payments or consideration involved in such transactions does not exceed $5,000,000 and such transaction is otherwise permitted pursuant to this Section 10 and (ii) such transaction does not involve the sale, lease or transfer of any property or assets constituting Collateral, unless (A) such transactions are at prices and on terms and conditions not less favorable to the applicable Credit Party than could be obtained on an arm’s-length basis from unrelated third parties and (B) the Company delivers to the Administrative Agent with respect to any such transaction a certificate of an Authorized Officer of the Company certifying that such transaction complies with this clause (a);

(b) transactions between or among the Credit Parties not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 10.6;

(d) the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2,000,000; and

(e) any agreement (including any stockholders agreement) or transaction as in effect as of the Closing Date described on Schedule 10.10 hereto, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Borrowers and their

Restricted Subsidiaries than the agreement in effect on the Closing Date (as determined by the Board of Directors of the Company in good faith).

10.11 Restrictive Agreements. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary or any Credit Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Credit Parties or any other Restricted Subsidiary or to Guarantee Indebtedness of the Credit Parties or any Restricted Subsidiary; provided that:

(a) the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the Closing Date, (iii) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Restricted Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Restricted Subsidiary or such property being acquired, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (v) restrictions and conditions imposed upon the Company or any of its Subsidiaries pursuant to Permitted Additional Secured Debt or Permitted Unsecured Debt that are nor materially more burdensome taken as a whole than that in the Senior Secured Notes Indenture as in effect on the Closing Date; and

(b) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

10.12 Changes in Business. The Company and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

10.13 Limitation on Issuance of Equity Interests. The Company will not permit any of the Restricted Subsidiaries to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Company or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; and (b) Restricted Subsidiaries of the Company formed after the Closing Date may issue Equity Interests to the Company or the Restricted Subsidiary of the Company which is to own such Equity Interests.

SECTION 11 Events of Default

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrowers shall (a) default in the payment when due of any principal of the Loans or (b) default in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3 Covenants. Any Credit Party shall default (a) (x) in the due performance or observance by it of any term, covenant or agreement contained in Sections 2.14(b), 9.1(a), (b), or (f)(i) or (ii), 9.2, 9.5, 9.13, 9.16, 9.17 or 10 or (y) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(e), (g)(i) or (ii) or 9.3 and such default shall continue unremedied for a period of at least 5 days, or (b) in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and, if such default is not willful or intentional, such default shall continue unremedied for a period of at least 30 days after the earlier of an Authorized Officer having knowledge thereof or receipt of written notice thereof by the Company from the Administrative Agent or the Required Lenders; or

11.4 Default Under Other Agreements. (a) Any Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having a principal amount in excess of $5,000,000 individually or in the aggregate for the Borrower and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due (or to cause any Borrower or any of the Restricted Subsidiaries to purchase any such Indebtedness) prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or

11.5 Bankruptcy, etc. Any Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) the Bankruptcy Code or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Applicable Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against any Borrower or any Specified Subsidiary under the Applicable Bankruptcy Code and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action under the Applicable Bankruptcy Code is commenced against any Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Applicable Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any Specified Subsidiary; or any Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Borrower or any Specified Subsidiary; or there is commenced against any Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or any Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); any Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8 Security Documents. The Security Documents or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Documents; or

11.9 Judgments. One or more judgments or decrees shall be entered against the any Borrower or any of the Restricted Subsidiaries involving a liability of $7,500,000 or more individually or in the aggregate for all such judgments and decrees for the Company and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10 Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) exercise rights and remedies under the Credit Documents, at law or in equity; and/or (iv) direct each Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent, at its Administrative Agent’s Office, such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

SECTION 12 The Agents

12.1 Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the

Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

12.2 Agents Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 12 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by such Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of the

Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.

12.3 Duties of the Agents; Exculpatory Provisions.

(a) Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 or 13.1) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.

(c) No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Sections 6 and 7 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.

(d) Nothing in this Agreement or any other Credit Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.

12.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 12 and Section 13.5 (as though such sub-agents were the “Administrative Agent” or “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

12.6 Resignation of Agents.

(a) Each Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City and which successor shall be subject to the approval of the Company (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders in accordance with the foregoing sentence and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (ii) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer and/or the Swingline Lender may, upon prior written notice to the Company and the Administrative Agent, resign as Letter of Credit Issuer or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Letter of Credit Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Letter of Credit Issuer; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

12.7 Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Sole Lead Arranger or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.

12.9 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.

12.10 Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Agent; (b) the Agents (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.11 Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Total Credit Exposure shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 13 Miscellaneous

13.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or waive any required prepayment or cash collateralization pursuant to Section 5.2(a) or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Supermajority Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrowers of their rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent, or (iv) amend, modify or waive any provision of Section 2.3 relating to Letters of Credit, Section 2.14 or Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans (including the applicable provisions of Section 2.14) without the written consent of the Swingline Lender, (vi) amend, modify or waive any provision of Section 5.2(a) or (d), or Section 5.3(a) or (c) without the written consent of each Lender directly and adversely affected thereby or (vii) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Required Supermajority Lenders, or (viii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 13.1(b), release all or substantially all of the Collateral under the Security Agreement without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to the consent of each Lender, without the written consent of each Lender directly and adversely affected thereby, or (x) decrease the amount or allocation of any optional or mandatory prepayment to be received by any Lender holding any Loans without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

(b) Any Liens granted to the Administrative Agent by the Credit Parties on any Collateral for the benefit of the Secured Parties shall automatically be released (i) upon the Final Date and (ii) if such Collateral constitutes property being sold or disposed of (or property of a Subsidiary Guarantor whose Equity Interests is being sold in a transaction that will result in such Subsidiary Guarantor being released from the Guarantee in accordance with the terms thereof) to the extent such sale or disposition is in compliance with the terms of this Agreement. Additionally, the Administrative Agent is hereby authorized in its sole discretion to release any Liens as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 11. In connection with any release of Liens under the Security Documents, the Administrative Agent shall be protected in relying on a certificate of an Authorized Officer to the effect that such release is permitted by this Section 13.1(b).

(c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders, Required Supermajority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders” and “Required Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	Florida East Coat Railway Corp.
7411 Fullerton Street, Suite 300
Jacksonville, Florida 32256
Attention: John Brenholt, Executive Vice President and Chief Financial Officer
Telephone: (904) 279-3121
Facsimile: (904) 394-1140
Email: john.brenholt@fecrwy.com

with a copy to:

Florida East Coat Railway Corp.
7411 Fullerton Street, Suite 300
Jacksonville, Florida 32256
Attention: Office of the General Counsel

with a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: David Brooks
Telephone: (212) 479-5300
Facsimile: (212) 798-6131
Email: dbrooks@fortress.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Martha Feltenstein, Esq.
Telephone: (212) 735-2272
Facsimile: (917) 777-2272
Email: martha.feltenstein@skadden.com

The Administrative Agent or the Collateral Agent:	Bank of America, N.A.
300 Galleria Parkway, Suite 800
Atlanta, GA 30339
Attention: John M. Olsen
Telephone: (404) 607-3218
Facsimile: (404) 607-3277
Email: john.m.olsen@baml.com

With a copy to:

McGuireWoods, LLP
201 North Tryon Street
Charlotte, North Carolina 28202
Attention: Wade M. Kennedy, Esq.
Telephone: (704) 373-8983
Facsimile: (704) 373-8834
Email: wkennedy@mcguirewoods.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses (other than Taxes) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Collateral Agent and the Administrative Agent and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and, with respect to each Agent and its directors, officers, employees, trustees and agents, administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrowers, any of the Subsidiaries or any of the Real Estate, including any of the foregoing arising out of or based on any Environmental Claim related to the Borrowers or any actual or alleged presence, Release, or threat of Release of Hazardous Materials applicable to the operations of the Borrowers or any of the Subsidiaries, (all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to the Administrative Agent, the Collateral Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, but in each case subject to the limitations of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:

(i) subject to Section 9.13, field examinations and the preparation of Reports based on the reasonable fees charged by a third party retained by the Administrative Agent or the Collateral Agent or the internally allocated reasonable fees for each Person employed by the Administrative Agent or the Collateral Agent with respect to each field examination;

(ii) taxes, fees and other charges for (A) lien searches and (B) recording the Security Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(iii) sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and

(iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and reasonable costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Credit Loans or to another deposit account to the extent permitted by Section 5.3(d).

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer; and

(C) provided however; that notwithstanding the foregoing or any other provision of this Agreement, in no event shall Holdings, Parent, the Company, the Sponsor or any of their Subsidiaries or Affiliates be permitted to be a Lender or a Participant hereunder.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless the Company and the Administrative Agent otherwise consents, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of a Lender shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the

Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (not to be unreasonably withheld or delayed);

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent or the Company (and if required by applicable Requirement of Tax Law or in connection with a Tax audit of any Borrower, the Borrowers) at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial Borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, in form acceptable to such Lender and the Administrative Agent, evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to compliance with Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Information (including any and all financial information) in such Lender’s possession concerning the Borrowers and the Restricted Subsidiaries that has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers and the Restricted Subsidiaries prior to becoming a party to this Agreement.

13.7 Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender, with a replacement bank or other financial institution or (d) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Sections 2.8, 2.10, 2.11, 2.13, 3.3, 3.5, 4.1, 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.

13.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

13.10 Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13 Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

13.14 Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

13.15 WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit

Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrowers and their obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its respective Subsidiaries, provided that, in the case of information received from a Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

13.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Credit Document, Credit Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Credit Parties and such Person; (ii) Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Credit Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Credit Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Credit Parties and their Affiliates, and have no obligation to disclose any of such interests to Credit Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Credit Party hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Credit Document.

13.18 Reserved.

13.19 Communications.

(a) Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent as may be directed by the Administrative Agent from time to time. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(b) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL

DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

13.20 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FLORIDA EAST COAST RAILWAY CORP, as a Borrower

By:	/s/ Kim Cooper
Name:	Kim Cooper
Title:	Vice President and Corporate Controller

FLORIDA EAST COAST RAILWAY, L.L.C., as a Borrower

By:	/s/ Kim Cooper
Name: Kim Cooper
Title: Vice President and Corporate Controller

FEC HIGHWAY SERVICES, L.L.C., as a Borrower

By:	/s/ Kim Cooper
Name: Kim Cooper
Title: Vice President and Corporate Controller

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Steven Blumberg
Name: Steven Blumberg
Title: Senior Vice President

[ ], as a Lender

By:
Name:
Title:

SCHEDULES TO CREDIT AGREEMENT

Dated January 25, 2011

Schedules to

Credit Agreement

Schedule 1.1(a)

Commitments of Lenders

Lender	Revolver Commitment	Total Commitments
Bank of America, N.A.	$30,000,000	$30,000,000
TOTAL		$30,000,000

Schedules to

Credit Agreement

Schedule 1.1(b)

Closing Date Mortgaged Properties

Schedules to

Credit Agreement

Schedule 1.1(c)

Surplus Rolling Stock

Schedules to

Credit Agreement

Schedule 6.3

Local Counsel Jurisdictions

Schedules to

Credit Agreement

Schedule 8.12

Subsidiaries

Schedules to

Credit Agreement

Schedule 8.14

Environmental Matters

Schedules to

Credit Agreement

Schedule 8.19

Labor Matters

Schedules to

Credit Agreement

Schedule 10.1

Closing Date Indebtedness

Schedules to

Credit Agreement

Schedule 10.2

Closing Date Liens

Schedules to

Credit Agreement

Schedule 10.5

Closing Date Investments

Schedules to

Credit Agreement

Schedule 10.10

Closing Date Affiliate Transactions

Schedules to

Credit Agreement